Exhibit 99.2

SECOND AMENDED AND RESTATED

RECEIVABLES SALE AGREEMENT

DATED AS OF JUNE 25, 2009.

AMONG

IPL FUNDING CORPORATION,

AS THE SELLER,

INDIANAPOLIS POWER & LIGHT COMPANY,

AS THE COLLECTION AGENT

THE ROYAL BANK OF SCOTLAND PLC,

AS THE AGENT,

THE LIQUIDITY PROVIDERS

FROM TIME TO TIME PARTY HERETO,

AND

WINDMILL FUNDING CORPORATION

TABLE OF CONTENTS

Section                                                                         Heading                                                                                Page

SCHEDULES           DESCRIPTION

Schedule I              Definitions

Schedule II             Liquidity Providers and Commitments of Liquidity Providers

Schedule III            Pending Litigation

EXHIBITS                DESCRIPTION

Exhibit A                Form of Incremental Purchase Request

Exhibit B                Form of Notification of Assignment from the Liquidity Providers to Windmill

Exhibit C-1             Form of Periodic Report

Exhibit C-2             Form of Weekly Report

Exhibit C-3             Form of Daily Report

Exhibit D                Addresses and Names of Seller and Originator

Exhibit E                 Subsidiaries

Exhibit F                 Form of Lock-Box Letter

Exhibit G                Form of Compliance Certificate

Exhibit H                Credit and Collection Policy

Exhibit I                  Form of Postal Direction Letter

Exhibit J                 Form of Postal Power of Attorney

Exhibit K                List of Post-Office Boxes

SECOND AMENDED AND RESTATED

RECEIVABLES SALE AGREEMENT

SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of June 25, 2009, among the liquidity providers party hereto (the “Liquidity Providers”), Windmill Funding Corporation, a Delaware corporation (“Windmill”), The Royal Bank of Scotland plc, as agent for the Purchasers (the “Agent”), IPL Funding Corporation, an Indiana corporation (the “Seller”) and Indianapolis Power & Light Company, an Indiana corporation (the “Collection Agent”).  Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I.  The sole initial Liquidity Provider and the Commitments of all Liquidity Providers are listed on Schedule II.

PRELIMINARY STATEMENT

The Seller, Agent, Windmill and certain liquidity providers are parties to an Amended and Restated Receivables Sale Agreement, dated as of July 20, 2004 (the “Original Receivables Sale Agreement”);

Subject to and upon the terms and conditions set forth herein, the parties desire to remove the Enhancer and to amend and restate the Original Receivables Sale Agreement in the form of this Agreement.  This Agreement amends and replaces in its entirety the Original Receivables Sale Agreement and, from and after the date hereof, all references made to the Original Receivables Sale Agreement in any Transaction Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement;

Now, therefore, in consideration of the mutual agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASES FROM SELLER AND SETTLEMENTS

Section 1.1.     Sales .

(a)        The Sold Interest.  Subject to the terms and conditions hereof, the Seller may, from time to time before the Liquidity Termination Date, sell to Windmill, or, only if Windmill declines to make the applicable purchase, ratably to the Liquidity Providers an undivided percentage ownership interest in the Receivables and all related Collections.  Any such purchase (a “Purchase”) shall be made by each relevant Purchaser remitting funds to the Seller, through the Agent, pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d).  The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables and related Collections (its “Purchase Interest”) shall equal at any time the following quotient:

    I+R
    ER

Where:

I           =          the outstanding Investment of such Purchaser at such time;

R          =          the Reserve for such Purchaser at such time; and

ER       =          the Eligible Receivables Balance at such time.

Except during a Liquidation Period for a Purchaser, such Purchaser’s Purchase Interest will change whenever its Investment, its Reserve or the Eligible Receivables Balance changes.  During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant, except for redeterminations to reflect Investment acquired from or transferred to another Purchaser hereunder or under the Transfer Agreement.  The sum of all Purchasers’ Purchase Interests at any time is referred to herein as the “Sold Interest”, which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables and Collections.

(b)        Windmill Purchase Option and Other Purchasers’ Commitments.  Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will Windmill have any obligation to make a Purchase.  Each purchaser listed on Schedule II hereto (together the “Liquidity Providers” and each a “Liquidity Provider”) severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof (including, in the case of an Incremental Purchase (as defined below), that Windmill has refused to make all or part of a requested Purchase), to make Purchases before the Liquidity Termination Date, based on its Ratable Share of each Purchase by the Liquidity Providers, to the extent its Investment would not thereby exceed its Commitment, the Aggregate Investment would not thereby exceed the Purchase Limit, and the Matured Aggregate Investment would not thereby exceed the Aggregate Commitments.  Each Purchaser’s first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to Section 1.1(d) is referred to herein as an “Incremental Purchase”.  Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a “Reinvestment Purchase”.

(c)        Incremental Purchases.  In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A, by 10:00 a.m. (Chicago time) three Business Days before the requested date (the “Purchase Date”) of such Purchase, specifying the requested Purchase Date (which must be a Business Day) and the requested amount (the “Purchase Amount”) of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount).  An Incremental Purchase may only be requested from Windmill unless Windmill, in its sole discretion, determines not to make such Incremental Purchase in which case the Seller may request such Incremental Purchase from the Liquidity Providers.  The Agent shall promptly notify the contents of any such request to each Purchaser from which the Purchase is requested.  If Windmill determines, in its sole discretion, to make the requested Purchase, Windmill shall transfer to the Agent’s Account the amount of such Incremental Purchase on the requested Purchase Date.  If Windmill refuses to make a requested Purchase and the Seller requests the Incremental Purchase from the Liquidity Providers, subject to Section 7.2 and the other terms and conditions hereof, each Liquidity Provider shall transfer its Ratable Share of the requested Purchase Amount into the Agent’s Account by no later than 12:00 noon (Chicago time) on the Purchase Date.  The Agent shall transfer to the Seller Account the proceeds of any Incremental Purchase delivered into the Agent’s Account.

(d)        Reinvestment Purchases.  Unless Windmill has provided to the Agent, the Seller, and the Collection Agent a notice still in effect that it no longer wishes to make Reinvestment Purchases (in which case Windmill’s Reinvestment Purchases, but not those of the Liquidity Providers, shall cease), at any time before the Liquidity Termination Date when no Interim Liquidation is in effect, on each day that any Collections are received by the Collection Agent and no Interim Liquidation is in effect, a Purchaser’s Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser, but only to the extent such Reinvestment Purchase would not cause the Purchaser’s Investment to increase above the amount of such Investment at the start of the day plus any Incremental Purchases made by the Purchaser on that day.  Windmill may revoke any notice provided under the first sentence of this Section 1.1(d) by notifying the Agent, the Seller, and the Collection Agent that it will make Reinvestment Purchases.

Section 1.2.     Interim Liquidations. (a) Optional.  The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent and the Collection Agent at least three Business Days’ written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease before the Liquidity Termination Date (identified as a specific date or as when the Aggregate Investment is reduced to a specified amount).  If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Liquidity Termination Date, subject to Section 1.2(b) below, by notifying the Agent and the Collection Agent in writing (including by telecopy or other facsimile communication) at least three Business Days before the date on which it desires such Interim Liquidation to cease.

(b)        Mandatory.  If at any time before the Liquidity Termination Date any condition in Section 7.2 is not fulfilled, the Seller shall immediately notify the Agent and the Collection Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall only cease upon the Seller confirming to the Agent that the conditions in Section 7.2 are fulfilled.

Section 1.3.     Selection of Discount Rates and Tranche Periods. (a) All Investment shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply.  In each request for an Incremental Purchase and three Business Days before the expiration of any Tranche Period applicable to any Purchaser’s Investment, the Seller may request the Discount Rate(s) and Tranche Period(s) to be applicable to such Investment.  All Investment (i) of Windmill shall accrue Funding Charges and (ii) of the Liquidity Providers may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment.  Each Tranche shall be in the minimum amount of $1,000,000 and in multiples thereof or, in the case of Discount accruing at the Prime Rate, in any amount of Investment that otherwise has not been allocated to another Tranche Period.  Any Investment not allocated to a Tranche Period shall be a Prime Tranche.  During the pendency of a Termination Event or a Ratings Trigger Event, the Agent may reallocate any outstanding Investment of the Liquidity Providers to a Prime Tranche.  All Discount accrued during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period or, for a Eurodollar Tranche with a Tranche Period of more than three months, 90 days after the commencement, and on the last day, of such Tranche Period.

(b)        The Agent shall allocate the Investment of Windmill to Tranche Periods in its sole discretion.  If, by the time required in Section 1.3(a), the Seller fails to select a Discount Rate or Tranche Period for any Investment of the Liquidity Providers, such amount of Investment shall automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period.  Any Investment purchased from Windmill pursuant to the Transfer Agreement shall accrue interest at the Prime Rate and have an initial Tranche Period of three Business Days.

(c)        If the Agent or any Liquidity Provider determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match fund any of such Purchaser’s Eurodollar Tranches are not available or (iii) that the maintenance of any Eurodollar Tranche will not adequately and fairly reflect the cost of such Purchaser of funding Eurodollar Tranches, then the Agent, upon the direction of such Purchaser, shall suspend the availability of, and terminate any outstanding, Eurodollar Tranche so affected.  All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Rate Tranche

Section 1.4.     Fees and Other Costs and Expenses (a) The Seller shall pay to the Agent for the ratable benefit of the Liquidity Providers, such amounts as agreed to with the Liquidity Providers and the Agent in the Pricing Letter.

(b)        If (i) the amount of Windmill’s Investment is reduced (other than as a result of a Put) on any date other than the last day of a CP Tranche, or (ii) the amount of Investment allocated to any CP or Eurodollar Tranche is reduced before the last day of its Tranche Period, or (iii) if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser that had its Investment so reduced or scheduled Purchase not made.

(c)        Investment, Discount and Funding Charges are not recourse obligations of the Seller and shall be payable solely from Collections and from amounts payable under Sections 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables).  The Seller shall pay, as a full recourse obligation, all other amounts payable hereunder, including, without limitation, all Discount, fees described in clauses (a) and (b) above and amounts payable under Article VI.

Section 1.5.     Maintenance of Sold Interest; Deemed Collection (a) General.  If at any time before the Liquidity Termination Date the Eligible Receivables Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Reserve then the Seller shall immediately pay to the Agent an amount equal to such excess for application to reduce the Investments of the Purchasers ratably in accordance with the Matured Value of their respective Investments, applied first to Prime Tranches and second to the other Tranches with the shortest remaining maturities unless otherwise specified by the Seller.  Any amount so applied to reduce Windmill’s Investment shall be deposited in the Special Transaction Subaccount.

(b)        Deemed Collections.  If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including as a result of the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation.  If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable.  All such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Collection Agent in accordance with Section 5.1(i).

(c)        Adjustment to Sold Interest.  At any time before the Liquidity Termination Date that the Seller is deemed to have received any Collection under Section 1.5(b) (“Deemed Collections”) that derive from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligation to deliver such amount to the Collection Agent by instead notifying the Agent that the Sold Interest should be recalculated by decreasing the Eligible Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100%.

(d)        Payment Assumption.  Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.

Section 1.6.     Reduction in Commitments.  The Seller may, upon thirty days’ notice to the Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment at all times equal at least the outstanding Matured Aggregate Investment.  Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Liquidity Provider in accordance with its Ratable Share and shall ratably reduce the Purchase Limit.

Section 1.7.     Repurchases. (a)  Optional.  At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Seller may, upon thirty days’ notice to the Agent, repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.

(b)        Mandatory.  If at any time the Sold Interest exceeds 100%, unless the Seller remedies the situation by satisfying its obligations under Section 1.5(a), any Purchaser may direct that all Purchasers ratably reassign to the Seller, without recourse, representation or warranty, a portion of the Purchase Interest of each Purchaser so that the Sold Interest does not exceed 100%.  The Seller shall purchase such reassigned Purchase Interests at a purchase price equal to the Matured Value of the Investment so reassigned by each Purchaser.

Section 1.8.     Security Interest.  (a) The Seller hereby grants to the Agent, for its own benefit and for the ratable benefit of the Purchasers, a security interest in its right, title and interest in, to and under all Receivables, Collections, Collection Accounts and Lock-Box Accounts and the Purchase Agreement to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment.  The Seller and Collection Agent shall hold in trust for the benefit of the Persons entitled thereto any Collections received pending their application pursuant to Section 1.1(c), Section 2.3 or Article III hereof.  After the occurrence of a Termination Event, the Seller and Collection Agent shall not, without the prior written consent of the Instructing Group, distribute any Collections to any Person (whether as payment on the Subordinated Note or otherwise) other than the Agent and the Purchasers (and to the Collection Agent, in payment of the Collection Agent Fee to the extent permitted hereunder) until all amounts owed under the Transaction Documents to the Agent and the Purchasers are indefeasibly paid in full.

(b) The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller’s right, title and interest in, to and rights under the Purchase Agreement.  The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment.  This assignment includes (a) all monies due and to become due to the Seller from the Originator under or in connection with the Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related thereto) and (b) all rights, remedies, powers, privileges and claims of the Seller against the Originator under or in connection with the Purchase Agreement.  All provisions of the Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser and each such other Person.  At any time that a Termination Event has occurred and is continuing, the Agent shall have the sole right to enforce the Seller’s rights and remedies under the Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under the Purchase Agreement (or any of the promissory notes executed thereunder).  All amounts distributed to the Seller under the Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.

(c)     This agreement is a security agreement for purposes of the UCC.  Upon the occurrence of a Termination Event, the Agent will have all rights and remedies provided under the UCC as in effect in all applicable jurisdictions.

(d)        Following the payment in full of all amounts owed under the Transaction Documents to the Agent and the Purchasers and the termination of the Aggregate Commitment, the Agent shall take all actions reasonably requested by the Seller to terminate and release all ownership and security interests created hereunder.

ARTICLE II

SALES TO AND FROM WINDMILL; ALLOCATIONS

Section 2.1. Required Purchases from Windmill. (a) Windmill may, at any time sell to the Liquidity Providers pursuant to the Transfer Agreement any percentage designated by Windmill of Windmill’s Investment and its related Windmill Settlement (each, a “Put”).

(b)     Any portion of Windmill’s Investment and related Windmill Settlement purchased by a Liquidity Provider shall be considered part of such Purchaser’s Investment and related Windmill Settlement from the date of the relevant Put.  Immediately upon any purchase by the Liquidity Providers of any portion of the Windmill’s Investment, the Seller shall pay to the Agent (for the ratable benefit of such Purchasers) an amount equal to the sum of (i) the Assigned Windmill Settlement and (ii) all unpaid Discount owed to Windmill (whether or not then due) to the end of each applicable Tranche Period to which any Investment being Put has been allocated, (iii) all accrued but unpaid fees (whether or not then due) payable to the Conduit in connection herewith at the time of such purchase and (iv) all accrued and unpaid costs, expenses and indemnities due to the Conduit from the Seller in connection herewith.

(c)     The proceeds from each Put received by Windmill (other than amounts described in clauses (iii) and (iv) of the last sentence of Section 2.1(b)), shall be transferred into the Special Transaction Subaccount and used solely to pay that portion of the outstanding commercial paper of Windmill issued to fund or maintain the Investment of Windmill so transferred.  Until used to pay commercial paper, all proceeds of any Put pursuant to this Section shall be invested in Permitted Investments.  All earnings on such Permitted Investments shall be promptly remitted to the Seller.

Section 2.2.     Purchases by Windmill. Windmill may at any time deliver to the Agent and each Liquidity Provider a notification of assignment in substantially the form of Exhibit B.  If Windmill delivers such notice, each Liquidity Provider shall sell to Windmill and Windmill shall purchase in full from each Liquidity Provider, the Investment of the Liquidity Providers on the last day of the relevant Tranche Periods, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. Any sale from any Liquidity Provider to Windmill pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Liquidity Provider is free and clear of any Adverse Claim created or granted by such Liquidity Provider and that such Purchaser has not suffered a Bankruptcy Event.

Section 2.3.     Allocations and Distributions.

(a)        Settlement Dates.  On the Business Day following each Deposit Date occurring prior to the Liquidity Termination Date (unless an Interim Liquidation is in effect), the Collection Agent shall set aside from Collections the amounts necessary to make all distributions to the Agent, the Purchasers and the Collection Agent required by this Section 2.3(a) with respect to the next succeeding Settlement Date.  The balance of such Collections shall be released to the Seller on a daily basis.  On each Settlement Date prior to the Liquidity Termination Date (unless an Interim Liquidation is in effect), all Collections so set aside during the preceding Discount Period shall be applied where applicable by the Collection Agent (or, if the Agent is then in control of any Collections, by the Agent) in the following order:

(i)      to the Collection Agent, an amount equal to the Collection Agent Fee due and payable on such date;

(ii)      all fees and other amounts due and payable to the Agent;

(iii)      ratably to the Purchasers, all Funding Charges and Discount due and payable on such date;

(iv)      ratably to the Purchasers, all other amounts due and payable to the Purchasers under the Transaction Documents; and

(v)      to the Seller.

On the last day of each Tranche Period for a Eurodollar Tranche or Prime Tranche, the Collection Agent (or, if the Agent is then in control of any Collections, the Agent) shall pay Discount due and payable to such Liquidity Providers from accounts set aside for such purpose pursuant to Section 3.2(a).

If any part of the Sold Interest in any Collections is applied to pay any amounts that are recourse obligations of the Seller pursuant to Section 1.4(c) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay, as a recourse obligation for distribution as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%.

(b)        Liquidity Termination Date and Interim Liquidations.  On each day during any Interim Liquidation and on each day on and after the Liquidity Termination Date, the Collection Agent shall set aside and hold in trust solely for the account of the Agent, for the benefit of the Agent and the Purchasers, (or deliver to the Agent, if so instructed pursuant to Section 3.2(a)) the Sold Interest in all Collections received on such day and such Collections shall be allocated as follows:

(i)       first, to the Collection Agent until all amounts owed to the Collection Agent under the Agreement have been paid in full;

(ii)      second, to the Agent until all amounts owed to the Agent have been paid in full;

(iii)      third, to the Purchasers until all amounts owed to the Purchasers have been paid in full;

(iv)      fourth, to any other Person (other than the Seller, the Collection Agent or an Originator) to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

(v)        fifth, to the Seller.

On the last day of each Tranche Period (unless otherwise instructed by the Agent pursuant to Section 3.2(a)), the Collection Agent shall deposit into the Agent’s Account, from such set aside Collections, all amounts allocated to such Tranche Period and all Tranche Periods that ended before such date that are due in accordance with clause (ii) above.  No distributions shall be made to pay amounts under clauses (iii) - (v) until sufficient Collections have been set aside to pay all amounts described in clauses (i) and (ii) that may become payable for all outstanding Tranche Periods.  All distributions by the Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by the Agent and all Purchasers.  If any part of the Sold Interest in any Collections is applied to pay any amounts payable hereunder that are recourse obligations of the Seller pursuant to Section 1.4(c) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay, as a recourse obligation for distribution in respect of each applicable Purchaser's Investment as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%.

ARTICLE III

ADMINISTRATION AND COLLECTIONS

Section 3.1.    Appointment of Collection Agent (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the “Collection Agent”) designated to so act on behalf of the Purchasers under this Article III.  The Originator is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent.  The Collection Agent acknowledges that the Agent and each Purchaser have relied on the Collection Agent’s agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent nor permit any sub-collection agent to voluntarily resign as a sub-collection agent.  At any time after the occurrence of a Servicer Replacement Event, the Agent may designate a new Collection Agent to succeed the Originator (or any successor Collection Agent).

(b)     The Initial Collection Agent may, and if requested by the Agent shall, delegate its duties and obligations as Collection Agent to any Affiliate of the Initial Collection Agent (acting as a sub-collection agent).  Notwithstanding such delegation, the Initial Collection Agent shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent and each Purchaser shall have the right to look solely to the Initial Collection Agent for such performance.  The Agent may at any time remove or replace any sub-collection agent only after the occurrence of a Servicer Replacement Event.

(c)     If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent.  The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables).  The Initial Collection Agent irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as the Initial Collection Agent conducted such data-processing functions while it acted as the Collection Agent.

Section 3.2.     Duties of Collection Agent.  (a) The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it.  The Collection Agent shall, in accordance herewith, set aside all Collections to which a Purchaser is entitled.  If so instructed by the Agent, the Collection Agent shall transfer to the Agent the amount of Collections to which the Agent and the Purchasers are entitled by the Business Day following receipt.  Each party hereto hereby appoints the Collection Agent to enforce such Person’s rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent shall at all times have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable.

(b)     If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable (but not beyond thirty (30) days) or adjust the outstanding balance of any Receivable.  Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent or the Purchasers hereunder.  If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Instructing Group.

(c)     The Collection Agent shall turn over to the Seller (i) any percentage of Collections in excess of the Sold Interest, less all reasonable costs and expenses of the Collection Agent for servicing, collecting and administering the Receivables and (ii) to the Originator, subject to Section 1.5(d), the collections and records for any indebtedness owed to the Originator that is not a Receivable.  The Collection Agent shall have no obligation to remit any such funds or records to the Seller or Originator, as applicable until the Collection Agent receives evidence (satisfactory to the Agent) that the Seller is entitled to such items.  The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).

(d)     The Collection Agent shall take all actions necessary to maintain the perfection and priority of the security interest of the Agent in the Receivables.

Section 3.3.     Reports.  Unless either a Weekly Reporting Event or Daily Reporting Event are continuing, on or before the fifteenth day of each month and, at such other times covering such other periods as is requested by the Agent or the Instructing Group, the Collection Agent shall deliver to the Agent a Monthly Report reflecting information as of the close of business of the Collection Agent for the immediately preceding calendar month or such other preceding period as is requested.  Additionally, during the continuance of either (i) a Weekly Reporting Event, on or before each Tuesday, and after the occurrence of a Termination Event at such other times covering such other periods as is requested by the Agent or the Instructing Group, the Collection Agent shall deliver to the Agent a Weekly Report reflecting information as of the close of business of the Collection Agent for the immediately preceding calendar week or such other preceding period as is requested or (ii) a Daily Reporting Event, on the second Business Day following such Daily Reporting Event, and after the occurrence of a Termination Event at such other times covering such other periods as is requested by the Agent or the instructing group, the Collection Agent shall deliver to the Agent a Daily Report reflecting information as of the close of business of the Collection Agent for the second Business Day prior.

Section 3.4.     Post-Office Boxes, Collection Accounts and Lock-Box Arrangements.  (a) The parties hereto acknowledge that certain Collections may be remitted by Obligors directly to Originator (at a field office or otherwise) or to any Post-Office Box.  Seller agrees that it will cause the Originator to instruct each of its employees that is responsible for receiving any Collections that Originator and such employee (i) are acting as servicer for the Seller, (ii) owe a duty of due care to the Seller in all of their actions relating to the handling and deposit of such Collections and (iii) are liable to the Seller for breaches of such duty of due care.

(b)     The Seller hereby agrees that each Post-Office Box shall be maintained in the name of the Seller.  The Seller shall, and shall require the Originator to, execute a Postal Direction Letter with respect to each Post-Office Box and the Seller shall, and shall require the Originator to, execute a Postal Power of Attorney in favor of the Agent for the benefit of the Purchases for each Post-Office Box. The Seller shall, nor permit the Originator to, establish new Post-Office Boxes without delivering to the Agent a Postal Power of Attorney and a Postal Direction Letter with respect thereto and a revised Exhibit K.  The Agent agrees that it may deliver the Postal Direction Letters and Postal Powers of Attorney to the United States Postal Service following the occurrence of a Termination Event.

(c)     On the Closing Date, the Seller shall provide to the Agent evidence that each of the Collection Accounts is maintained in the name of the Seller and execute (and, if applicable, require the Originator to execute) such documents as may be requested by the Agent in order to facilitate the transfer of Collections to, and the retention of such Collections in, the Collection Accounts.  The Seller shall, nor shall the Seller permit the Originator to, establish new Collection Accounts into which Collections are deposited unless such account is in the name of the Seller.

(d)     The Seller shall not, nor shall the Seller permit the Originator to, (i) engage any Person other than Remittance Processing Services Inc. to give instructions with respect to the National City Bank Account into which Collections are deposited without the prior written consent of the Agent; provided that any successor to Remittance Processing Services Inc. shall agree to comply with the provisions of this Agreement and the other Transaction Documents with respect to the handling of Collections, or (ii) give instructions with respect to any other bank accounts maintained at any other bank into which Collections are deposited without the prior written consent of the Agent.

(f)     At any time after the occurrence of a Lock-Box Event and establishment of Lock-Box Accounts, the Agent is hereby authorized to give notice to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters.  The Seller agrees to take any action requested by the Agent to facilitate the foregoing.  After the Agent takes any such action under the Lock-Box Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller.  If the Agent takes control of any Lock-Box Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under Section 3.2, all other amounts it receives from such Lock-Box Account.

Section 3.5.     Enforcement Rights.  (a) The Agent may, at any time during the pendency of a Termination Event, direct the Obligors, the Collection Banks and the Lock-Box Banks, if any, to make all payments on the Receivables directly to the Agent or its designee.  The Agent may, and the Seller shall at the Agent’s request, withhold the identity of the Purchasers from the Obligors, the Collection Banks and any Lock-Box Banks.  Upon the Agent’s request, the Seller (at the Seller’s expense) shall (i) give notice to each Obligor of the Agent’s ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and transfer to the Agent (or its designee), or license to the Agent (or its designee) the use of, all software useful to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

(b)     The Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables, and (ii) exercise any and all of the Seller’s rights and remedies under the Purchase Agreement.  The Agent’s powers under this Section 3.5(b) shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

(c)     Neither the Agent nor any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or to enforce any rights or remedies related thereto.

Section 3.6.     Collection Agent Fee.  On or before the fifteenth day of each calendar month, the Seller shall pay to the Collection Agent a fee for the immediately preceding calendar month as compensation for its services (the “Collection Agent Fee”) equal to (a) at all times the Seller, the Originator, or any Affiliate of either such Person is the Collection Agent, such consideration as is acceptable to it, the receipt and sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent and the new Collection Agent on an arm’s-length basis reflecting rates and terms prevailing in the market at such time.  The Collection Agent may only apply to payment of the Collection Agent Fee the portion of the Collections in excess of the Sold Interest or Collections that fund Reinvestment Purchases.  The Agent may, with the consent of the Instructing Group, pay the Collection Agent Fee to the Collection Agent from the Sold Interest in Collections.  The Seller shall be obligated to reimburse any such payment to the extent required by Section 1.5 or 2.3.

Section 3.7.     Responsibilities of the Seller.  The Seller shall, or shall cause the Originator to, pay when due all Taxes payable in connection with the Receivables or their creation or satisfaction.  The Seller shall, and shall cause the Originator to, perform all of its obligations under agreements related to the Receivables to the same extent as if interests in the Receivables had not been transferred hereunder or, in the case of the Originator, under the Purchase Agreement.  The Agent’s or any Purchaser’s exercise of any rights hereunder shall not relieve the Seller or the Originator from such obligations.  Neither the Agent nor any Purchaser shall have any obligation to perform any obligation of the Seller or of the Originator or any other obligation or liability in connection with the Receivables.

Section 3.8.     Actions by Seller.  The Seller shall defend and indemnify the Agent and each Purchaser against all costs, expenses, claims and liabilities for any action taken by the Seller, the Originator or any other Affiliate of the Seller or the Originator (whether acting as Collection Agent or otherwise) related to any Receivable, or arising out of any alleged failure of compliance of any Receivable with the provisions of any law or regulation.  If any goods related to a Receivable are repossessed, the Seller agrees to resell, or to have the Originator or another Affiliate resell, such goods in a commercially reasonable manner for the account of the Agent and remit, or have remitted, to the Agent the Purchasers’ share in the gross sale proceeds thereof net of any out-of-pocket expenses and any equity of redemption of the Obligor thereon.  Any such moneys collected by the Seller or the Originator or other Affiliate of the Seller pursuant to this Section 3.8 shall be segregated and held in trust for the Agent and remitted to the Agent’s Account within one Business Day of receipt as part of the Sold Interest in Collections for application as provided herein.

Section 3.9.     Indemnities by the Collection Agent. Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent, each Purchaser, each Conduit Funding Source and their respective officers, directors, agents and employees (each a “Collection Agent Indemnified Party”) from and against any and all damages, losses, claims, causes of action, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Collection Agent Indemnified Losses”) at any time imposed on or incurred by any Collection Agent Indemnified Party to the extent arising out of or otherwise relating to:

(i)     any representation or warranty made by, on behalf of or in respect of, the Collection Agent in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which was false or incorrect in any material respect when made;

(ii)      the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable or the Related Security;

(iii)      any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent or any Purchaser is entitled hereunder with any other funds;

(iv)      the imposition of any lien with respect to any Receivable, Related Security or Lock-Box Account as a result of any action taken by the Collection Agent other than any lien imposed under any Transaction Documents;

(v)      the failure of any Receivable reported by the Collection Agent as part of the Eligible Receivables Balance in any Periodic Report to have been an Eligible Receivable as of the last day of the Settlement Period for which such Periodic Report was prepared; or

(vi)       any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement (including, without limitation, compliance with the Credit and Collection Policy) or any other Transaction Document to which the Collection Agent is a party;

whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Collection Agent Indemnified Losses to the extent (a) such Collection Agent Indemnified Losses resulted solely from gross negligence or willful misconduct of the Collection Agent Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Collection Agent for uncollectible Receivables, or (c) such Collection Agent Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence limits the liability of the Collection Agent or limit the recourse of the Agent and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1.     Representations and Warranties.  The Seller represents and warrants to the Agent and each Purchaser that:

(a)      Corporate Existence and Power.  Each of the Seller and the Originator is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have an adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Agent or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of any Receivable.

(b)      Corporate Authorization and No Contravention.  The execution, delivery and performance by the Seller and the Originator of each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its or any Subsidiary’s charter or by-laws or (C) any agreement, order or other instrument to which it or any Subsidiary is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any indebtedness of the Seller, the Originator or any Subsidiary.

(c)      No Consent Required.  Other than the filing of the Purchase Agreement with the Indiana Utility Regulatory Commission, no approval, authorization or other action by, or filings with, any Governmental Authority (including, without limitation, any approval, authorization, consent, license, or exemption of, or filing with, any federal or state utility authority, or other regulatory authority having jurisdiction) or other Person is required in connection with the execution, delivery and performance by the Seller or the Originator of any Transaction Document or any transaction contemplated thereby.

(d)      Binding Effect.  Each Transaction Document to which the Seller or the Originator is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(e)      Perfection of Ownership Interest.  Immediately preceding its sale of Receivables to the Seller, the Originator was the owner of, and effectively sold, such Receivables to the Seller, free and clear of any Adverse Claim.  The Seller owns the Receivables free of any Adverse Claim other than the interests of the Purchasers (through the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid undivided percentage ownership interest, which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code, in the Receivables and Collections to the extent of its Purchase Interest then in effect.  Other than the ownership or security interest granted to the Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold or granted a security interest in, or otherwise conveyed, the Receivables or the Collections.  The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Receivables or the Collections other than any financing statement relating to the security interest granted to the Agent hereunder or with respect to which a UCC termination statement has been filed on or prior to the date hereof.  The Seller has caused or will have caused, within ten days after the date hereof, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under the applicable law in order to perfect the conveyance of Receivables by Seller hereunder.

(f)      Accuracy of Information.  All information furnished by the Seller, the Originator or any Affiliate of either such Person to the Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).

(g)      No Actions, Suits.  There are no actions, suits or other proceedings, except as set forth on Schedule III attached hereto, (including matters relating to environmental liability and utility or other regulatory matters) pending or threatened against or affecting the Seller, the Originator or any Subsidiary, or any of their respective properties, that (i) if adversely determined (individually or in the aggregate), may reasonably be expected to have a material adverse effect on the financial condition of the Seller, the Originator or any Subsidiary or on the collectibility of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby.  None of the Seller, the Originator or any Subsidiary is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller, the Originator and the Subsidiaries taken as a whole or (ii) the collectibility of the Receivables.

(h)      No Material Adverse Change.  Since December 31, 2003, there has been no material adverse change in the collectibility of the Receivables or the Seller’s, the Originator’s or any Subsidiary’s (i) financial condition, business, operations or prospects or (ii) ability to perform its obligations under any Transaction Document.

(i)      Credit and Collection Policy.  Each of the Seller and the Originator has complied in all material respects with the Credit and Collection Policy in regard to each Receivable.

(j)      Accuracy of Exhibits; Lock-Box Arrangements.  All information on Exhibits D and E (listing offices and names of the Seller and the Originator and where they maintain Records and all the Subsidiaries of the Originator) is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V.  None of the Seller's or Originator's jurisdictions of organization, chief executive offices and principal places of business have changed within the past 12 months (or such shorter period as the Seller has been in existence).  Neither the Seller nor the Originator has been known by or used any corporate, fictitious or trade name other than a name set forth of Exhibit D.  Exhibit D lists the federal employer identification numbers of the Seller and the Originator.  At all times after any Lock Box is established pursuant to Section 5.1(i) following the occurrence of a Lock-Box Event), the Seller shall have delivered a copy of all Lock-Box Agreements to the Agent.  At no time after the occurrence of a Lock-Box Event shall the Seller grant or permit to exist any interest of a Person other than Seller and Agent in any Lock-Box or Lock-Box Account and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.

(k)      Collections.  The conditions and requirements set forth in Section 5.1(k) have at all times been satisfied and duly performed.  The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of the Seller at each Collection Bank and the post office box number of each Post-Office Box, are listed on Exhibit K attached hereto.  The Seller has not granted any Person, other than the Agent (and its assigns) as contemplated by this Agreement, dominion and control of any Post-Office Box or Collection Account, or the right to take dominion and control of any such Post-Office Box or Collection Account at a future time or upon the occurrence of a future event.  The Seller shall have delivered a copy of all Collection Account Agreements to the Agent, and upon delivery to a Collection Bank of the related Collection Account Agreement, the Agent will have exclusive ownership and control of the Collection Account at such Collection Bank.

(l)      Sales by the Originator.  Each sale by the Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreement, including the payment by the Seller to the Originator of the purchase price described in the Purchase Agreement.  Each such sale has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by the Originator to the Seller.

(m)      Eligible Receivables.  Each Receivable comprising part of the Eligible Receivables Balance as of the date of any calculation of the Sold Interest as part of the Eligible Receivables Balance was an Eligible Receivable as of the date of such calculation.

(n)      Use of Proceeds.  No proceeds of any Purchase will be used (i) for the purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

(o)      No Subsidiaries.  The Seller has no Subsidiaries.

(p)        Post-Office Box Arrangements.  The Seller has delivered a copy of all Postal Direction Letters and Postal Powers of Attorney to the Agent.  The Seller has not granted any interest in any Post-Office Box to any Person other than (i) the Agent and (ii) Persons whose interests therein have been terminated on or prior to the date hereof and, upon delivery to a Post-Office of the related Postal Direction Letters and Postal Powers of Attorney, the Agent will have the right to exercise exclusive ownership and control of the Post-Office Box at such Post-Office in accordance with the provisions of the related Postal Direction Letters and Postal Powers of Attorney.

Section 4.2.     Representations and Warranties of the Collection Agent.  The Collection Agent represents and warrants to the Agent and each Purchaser that:

(a)       Not an Investment Company.  The Initial Collection Agent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.

(b)      Accuracy of Exhibits.  All information on Exhibits E and K is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with Article V.  The Collection Agent’s jurisdiction of organization, chief executive office and principal place of business has not changed within the past 12 months.  The Collection Agent has not been known by or used, any corporate, fictitious or trade name other than the name set forth in Exhibit E.

(c)      Eligible Receivables.  Each Receivable which the Collection Agent has identified as comprising part of the Eligible Receivables Balance as of the date of any calculation of the Sold Interest as part of the Eligible Receivables Balance in a Periodic Report was an Eligible Receivable as of the date of such calculation; provided that in no event shall the Agent or any Purchaser have any recourse against the Collection Agent under this clause (d) for any determination that a Receivable reported as eligible in a prior Periodic Report no longer comprises part of the Eligible Receivables Balance.

ARTICLE V

COVENANTS

Section 5.1.     Covenants of the Seller.  The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

(a)        Financial Reporting.  The Seller will, and will cause the Originator and each Subsidiary to, maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent and each Purchaser:

(i)      Annual Financial Statements.  Within 120 days after each fiscal year of the Originator copies of (A) its annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes) certified by independent certified public accountants satisfactory to the Agent (which accountants shall have acknowledged the reliance of the Agent and the Purchasers on the financial statements audited by such accountants) and prepared on a consolidated basis in conformity with GAAP, and (B) for the Seller its annual balance sheet and annual profit and loss statement certified by a Designated Financial Officer thereof, in each case prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the year then ended;

(ii)      Quarterly Financial Statements.  Within 45 days after each (except the last) fiscal quarter of each fiscal year of the Originator, copies of (A) its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of earnings and sources and applications of funds for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in part (A) of clause (i) of this Section 5.l(a) and (B) for the Seller its quarterly balance sheet and profit and loss statement for the period from the beginning of such fiscal year to the close of such quarter, in each case certified by a Designated Financial Officer thereof and prepared in a manner consistent with part (B) of clause (i) of Section 5.1(a);

(iii)      Officer’s Certificate.  Each time financial statements are furnished pursuant to clause (i) or (ii) of Section 5.1(a), a compliance certificate (in substantially the form of Exhibit G) signed by a Designated Financial Officer, dated the date of such financial statements, and containing a computation of each of the financial ratios and restrictions contained herein and in the Indemnity Agreement;

(iv)      Public Reports.  Promptly upon becoming available, a copy of each report or proxy statement filed by the Originator with the Securities Exchange Commission or any securities exchange; and

(v)      Other Information.  With reasonable promptness, such other information (including non-financial information) as may be requested by the Agent or any Purchaser (with a copy of such request to the Agent).

(b)     Notices.  Immediately upon becoming aware of any of the following the Seller will notify the Agent and provide a description of:

(i)      Potential Termination Events.  The occurrence of any Potential Termination Event;

(ii)      Representations and Warranties.  The failure of any representation or warranty herein to be true (when made or at any time thereafter) in any material respect;

(iii)      Downgrading.  The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of any Obligor with a Special Limit or of the Originator;

(iv)      Litigation; Proceedings  The institution of any material action, suit, or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Originator, any Subsidiary or the collectibility or quality of the Receivables;

(v)      Judgments.  The entry of any judgment, award or decree against any Originator or any Subsidiary if the aggregate amount of all judgments then outstanding against the Seller, the Originator and the Subsidiaries exceeds $1,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) or the entry of a judgment, award or decree against the Seller;

(vi)      Adverse Changes.  Any material adverse change in the Seller’s or Originator’s or any Subsidiary’s condition, financial or otherwise, and an explanation thereof and of the actions the Seller or Originator, as applicable, proposes to take with respect thereto;

(vii)      Changes in Business.  Any change in, or proposed change in, the character of the Seller’s or the Originator’s business that could impair the collectibility or quality of any Receivable;

(viii)      Breach of Purchase Agreement.  Any material breach or default by the Originator under the Purchase Agreement; or

(ix)       Official Notices.  Any and all notices, correspondence, warnings, guidance or other written materials specifically directed at the Seller or Originator or any Subsidiary which have a material impact on the Seller’s or Originator’s ability to carry out its businesses as presently conducted and which include, but shall not be limited to, any directives, compliance requirements or enforcement requirements received from any Governmental Authority in connection with the property owned or leased by Borrower or any Subsidiary, the substances contained therein, or the equipment or operations of the Seller, the Originator or any Subsidiary in connection therewith.

If the Agent receives such a notice, the Agent shall promptly give notice thereof to each Purchaser and, until Windmill has no Investment after the Windmill Termination Date, to each CP Dealer and each Rating Agency.

(c)    Conduct of Business.  The Seller will perform, and will cause the Originator and each Subsidiary to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

(d)     Compliance with Laws.  The Seller will comply, and will cause the Originator and each Subsidiary to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable or Collection may be subject, except, for purposes of determining whether a Potential Termination Event exists but not for purposes of determining the Seller’s obligations under Section 1.5(b) to remit Deemed Collections for each affected Receivable, to the extent such failure to comply would not have a material adverse effect on the collectibility of any material amount of Receivables and would not have a material adverse effect on the Seller, the Originator or any material portion of the properties of either such Person.

(e)     Furnishing Information and Inspection of Records.  The Seller will furnish to the Agent and the Purchasers such information concerning the Receivables as the Agent or a Purchaser may request.  The Seller will, and will cause the Originator to, permit, at any time during regular business hours, the Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller or Originator for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller’s or the Originator’s officers, directors, employees or independent public accountants having knowledge of such matters.  Once a year, the Agent may (at the expense of the Seller) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.

(f)     Keeping Records.  (i) The Seller will, and will cause the Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable).  The Seller will give the Agent prior notice of any material change in such administrative and operating procedures.

(ii)      The Seller will, (A) at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent’s and the Purchasers’ interest therein and (B) upon the request of the Agent, so mark each contract relating to a Receivable and deliver to the Agent all such contracts (including all multiple originals of such contracts), with any appropriate endorsement or assignment, or segregate (from all other receivables then owned or being serviced by the Seller) the Receivables and all contracts relating to each Receivable and hold in trust and safely keep such contracts so legended in separate filing cabinets or other suitable containers at such locations as the Agent may specify.

(g)     Perfection.  (i) The Seller will, and will cause the Originator to, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, the Purchase Agreement, and proceeds thereof free and clear of any Adverse Claim (and a perfected ownership interest in the Receivables and Collections to the extent of the Sold Interest).  The Seller hereby appoints the Agent as its designee to file any continuation statements, amendments thereto and assignments thereof against each Originator.

(ii)      The Seller will, and will cause the Originator to, only change its name, identity or corporate structure or relocate its jurisdiction, chief executive office or the Records following at least thirty (30) days advance notice to the Agent and the delivery to the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.

(iii)      The Seller and the Originator will each at all times maintain its chief executive offices within a jurisdiction in the USA in which Article 9 of the UCC is in effect.  If the Seller or the Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent’s and the Purchasers’ interests hereunder or the Seller’s interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs or expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent and the Purchasers in the Receivables, the Collections, the Purchase Agreement, and proceeds thereof.

(h)     Performance of Duties.  The Seller will perform, and will cause the Originator, each Subsidiary and the Collection Agent (if an Affiliate) to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents.  The Seller (at its expense) will, and will cause the Originator to, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent or the Purchasers in the Receivables, any Collections, the Purchase Agreement or any proceeds thereof.

(i)     Payments on Receivables; Maintenance of Lock-Box Accounts After Lock-Box Event.  Within 45 days following the occurrence of a Lock-Box Event and the Agent notifying the Seller that it directs the Seller to establish Lock-Box Accounts, the Seller will establish and maintain one or more Lock-Box Accounts with one or more Lock-Box Banks.  Thereafter, the Seller will, and will cause the Originator to, at all times instruct all Obligors to deliver payments on the Receivables to a Lock-Box Account.  At all times that any Lock-Box Accounts are established, if any such payments on Receivables or other Collections are received by the Seller or the Originator, it shall hold such payments in trust for the benefit of the Agent and the Purchasers and promptly (but in any event within one Business Day after receipt) remit such funds into a Lock-Box Account.  The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter.  The Seller will not permit the funds of any Affiliate or other Person (except Seller) to be deposited into any Lock-Box Account or Collection Account.  If such funds are nevertheless deposited into any Lock-Box Account or Collection Account, the Seller will promptly identify such funds for segregation.  The Seller shall not, and shall not permit any Collection Agent or other Person to comingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds.  Within 45 days following the occurrence of a Lock-Box Event and the Agent notifying the Seller that it directs the Seller to establish Lock-Box Accounts, the Seller shall identify to the Agent in writing the name of each Lock-Box Bank and the number or other identifying information for each Lock-Box and Lock-Box Account.  In addition, within such time period the Seller shall deliver to the Agent a fully executed Lock-Box Letter from each Lock-Box Bank and any other documentation appropriate to perfect a security interest in such Lock-Box Account.  The Seller shall only add, and shall only permit the Originator to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those initially identified to the Agent if the Agent has received notice of such addition and a fully executed Lock-Box Letter from such new Lock-Box Bank and any other documentation appropriate to perfect a security interest in such Lock-Box Account.  The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.  The Agent may require the Seller to establish Lock-Box Accounts pursuant to this Section 5.1(i) at any time a Lock-Box Event has occurred and is continuing.  No delay in imposing such requirement shall limit or otherwise affect the Agent’s right to require Lock-Box Accounts at any time a Lock-Box Event exists and is continuing.

(j)     Payments on Receivables at all Times.  Regardless whether a Lock-Box Event has occurred or any Lock-Box Account exists, the Seller shall not permit any Collections to be commingled with funds of any other Person except to the extent (i) such funds of the Seller are commingled with funds of the Originator or another Affiliate of Seller, (ii) the Originator or such Affiliate is prohibited from using any Collections or other funds of the Seller, (iii) there is clear identification of the funds of the Seller and (iv) there is a formal settlement procedure for the prompt remittance of funds to the Seller or a Collection Account or, if a Lock-Box Account has been established, to a Lock-Box Account.  Following the occurrence of a Lock-Box Event, the Seller shall not permit the funds of any other Person to become commingled with Collections or other funds to which the Agent or any Purchaser is entitled.

(k)     Collections.  (i) The Seller will cause (A) at least 99% of all cash, checks, money orders or other proceeds of the Receivables received by it in any calendar month, in the form so received (with all necessary endorsements), not later than the close of business on the first Business Day following the date of receipt thereof to be deposited into a Collection Account and (B) each Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect.  At all times prior to the remittance of Collections to a Collection Account in accordance herewith, the Seller and/or the Collection Agent, as the case may be, will itself hold or, if applicable, will cause all such payments to be held in trust for the exclusive benefit of the Agent.  The Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Post-Office Box and Collection Account and shall not grant the right to take dominion and control of any Post-Office Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent (or its assigns) as contemplated by this Agreement.

(ii)       Seller, or Collection Agent on behalf of the Seller, shall cause evidence to be delivered to Agent showing that the each Collection Account is maintained in the name of the Seller on the Closing Date.

(iii)      Seller will cause each Collection Bank to comply with the terms of each applicable Collection Account Agreement.

(iv)      The Seller shall identify to the Agent in writing the name of each Collection  Bank and the number or other identifying information for each Collection Account.  In addition, the Seller shall deliver to the Agent a fully executed Collection Account Agreement from each Collection Bank and any other documentation appropriate to perfect a security interest in such Collection Account.  The Seller shall only add, and shall only permit the Originator to add, a Collection Bank or Collection  Account to those initially identified to the Agent if the Agent has received notice of such addition and a fully executed Collection Account Agreement from such new Collection  Bank and any other documentation appropriate to perfect a security interest in such Collection  Account.  The Seller shall only terminate a Collection Account, or close a Collection  Account, upon 30 days advance notice to the Agent.

(l)     Sales and Adverse Claims Relating to Receivables.  The Seller will not, and will not permit the Originator to, (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivables, Collections, or the Purchase Agreement.

(m)     Extension or Amendment of Receivables.  Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Seller will not, and will not permit the Originator to, extend, amend, rescind or cancel any Receivable without the consent of the Agent, which consent the Agent shall provide if so directed by the Instructing Group.

(n)     Change in Business or Credit and Collection Policy.  The Seller will not, and will not permit the Originator to, make any material change in the character of its business or in its Credit and Collection Policy without the consent of the Agent, which consent the Agent shall provide if so directed by the Instructing Group.

(o)     Certain Agreements.  The Seller shall not (and shall not permit any Originator to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of incorporation or by-laws.  The Seller shall exercise its rights and remedies under the Purchase Agreement only in accordance with the written instructions of the Agent.

(p)     Other Business.  The Seller shall not:  (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Note, or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller may incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(q)     Nonconsolidation.  The Seller shall operate in such a manner that the separate corporate existence of the Seller and each Originator and Affiliate thereof would not be disregarded in the event of the bankruptcy or insolvency of any Originator and Affiliate thereof and, without limiting the generality of the foregoing:

(i)      the Seller shall not engage in any activity other than those activities expressly permitted under the Seller’s organizational documents and the Transaction Documents, nor will the Seller enter into any agreement other than this Agreement, the other Transaction Documents to which it is a party and, with the prior written consent of the Agent, any other agreement necessary to carryout more effectively the provisions and purposes hereof or thereof;

(ii)      the Seller shall maintain a business office (maintained within the offices of the Collection Agent) separate from that of each of the Originator and the Affiliates thereof;

(iii)      the Seller shall cause the financial statements and books and records of the Seller and the Originator to reflect the separate corporate existence of the Seller;

(iv)      the Seller shall except as otherwise expressly permitted hereunder, under the other Transaction Documents and under the Seller’s organizational documents, the Seller shall not permit any Originator or Affiliate thereof to (A) pay the Seller’s expenses (other than expenses that are to be promptly reimbursed by the Seller), (B) guarantee the Seller’s obligations, or (C) advance funds to the Seller for the payment of expenses or otherwise; and

(v)      the Seller will not act as agent for any Originator or Affiliate, that will not present itself to the public as a corporation that is not separate from each such Person and independently engaged in the business of purchasing and financing Receivables.

(r)     Mergers, Consolidations and Acquisitions.  The Seller shall not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than the acquisition of the Receivables and Related Security pursuant to the Purchase Agreement.

(s)     Payments on Subordinated Note.  Subject to the provisions of Sections 2 and 3 of the Subordination Agreement, the Seller may make payments on the Subordinated Note at any time from Collections not comprising part of the Sold Interest in Collections.  Subject to the provisions of Sections 2 and 3 of the Subordination Agreement, the Seller may make payments on the Subordinated Note from Collections comprising part of the Sold Interest in Collections, but only after paying (i) all amounts due to the Agent and Purchasers hereunder on or prior to the immediately succeeding Settlement Date, if such payments on the Subordinated Note are to be made prior to the occurrence of a Termination Event (or Potential Termination Event described in clause (b) or (e) of the definition of Termination Event), or, (ii) after paying all amounts owing (whether or not due) to the Agent and the Purchasers hereunder if such payments on the Subordinated Note are to be made after the occurrence of a Termination Event (or after the occurrence of a Potential Termination Event described in clause (b) or (e) of the definition of Termination Event).

(t)     Accounting for Sale.  Except as provided in Section 9.9, the Seller will not, and will not permit the Originator to, account for, or otherwise treat, the transactions contemplated hereby other than as a sale of Receivables or inconsistent with the Agent’s ownership interest in the Receivables and Collections.

(u)     Opinions.  The Seller shall, by July 10, 2009, have delivered to the Agent a True Sale/Non-Consolidation Opinion, in form and substance reasonably satisfactory to the Agent.

ARTICLE VI

INDEMNIFICATION

Section 6.1.    Indemnities by the Seller.  Without limiting any other rights any such Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Sold Interest, or any action taken or omitted by any of the Indemnified Parties in connection therewith (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Seller or the Collection Agent for uncollectible Receivables or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Collection Agent or limit the recourse of the Agent and each Purchaser to the Seller or the Collection Agent for any amounts otherwise specifically provided to be paid by the Seller or the Collection Agent hereunder.  Without limiting the foregoing indemnification, the Seller shall indemnify each Indemnified Party for Indemnified Losses (including losses in respect of uncollectible Receivables, regardless for these specific matters whether reimbursement therefor would constitute recourse to the Seller or the Collection Agent, but otherwise subject to the limitations in clauses (a) - (c) of the preceding sentence) relating to or resulting from:

(i)      any representation or warranty made by the Seller, the Originator or the Collection Agent (or any employee or agent of the Seller, the Originator or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller, the Originator or the Collection Agent pursuant hereto having been false or incorrect in any material respect when made or deemed made;

(ii)      the failure by the Seller, the Originator, or the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

(iii)      the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1(e) and Section 1.8, free and clear of any Adverse Claim;

(iv)      any commingling of funds to which the Agent or any Purchaser is entitled hereunder with any other funds;

(v)      any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;

(vi)      any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(vii)      any failure of the Seller, the Originator, or any Affiliate of either thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);

(viii)      any action taken by the Agent  as attorney-in-fact for the Seller pursuant to Section 3.5(b);

(ix)      any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents; or

(x)      any failure of a Collection Bank to comply with the terms of the applicable Collection Account Agreement;

Section 6.2.     Increased Cost and Reduced Return.  By way of clarification, and not of limitation, of Section 6.1, if the adoption of any applicable law, rule or regulation, or any change therein, or accounting principle, or any change in the interpretation or administration thereof by any Governmental Authority or Accounting Authority charged with the interpretation or administration thereof, or compliance by any Windmill Funding Source, the Agent or any Purchaser (collectively, the “Funding Parties”) with any request or directive (whether or not having the force of law) of any such Governmental Authority or Accounting Authority (a “Regulatory Change”) (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the “Funding Documents”) or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party’s capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent, the Seller shall pay to the Agent for the account of the Person such additional amounts as will compensate the Agent or such Purchaser (or, in the case of Windmill, will enable Windmill to compensate any Windmill Funding Source) for such increased cost or reduction.

Section 6.3.     Other Costs and Expenses.  Also by way of clarification, and not of limitation, of Section 6.1, the Seller shall pay to the Agent on demand all costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent’s rights in the Receivables, the Collections, the Purchase Agreement and any Lock-Box Account, (d) the enforcement by the Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Lock-Boxes, Lock-Box Accounts and Collection Accounts, including fees, costs and expenses of legal counsel for the Agent and Windmill relating to any of the foregoing or to advising the Agent, Windmill and any Windmill Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all costs and expenses (including counsel fees and expenses) of the Agent, each Purchaser and each Windmill Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following a Termination Event.  The Seller shall reimburse the Agent and Windmill for the cost of the Agent’s or Windmill’s auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller.  The Agent and Windmill do not contemplate conducting such an audit more than once a year unless the Agent in good faith deems more frequent audits advisable as a result of changed circumstances.  The Seller shall reimburse Windmill for any amounts Windmill must pay to any Windmill Funding Source pursuant to any Funding Agreement on account of any Tax.  The Seller shall reimburse Windmill on demand for all other costs and expenses incurred by Windmill or any shareholder of Windmill in connection with the Transaction Documents or the transactions contemplated thereby, including the cost of auditing Windmill’s books by certified public accountants, the cost of the Ratings and the fees and out-of-pocket expenses of counsel of the Agent, Windmill or any shareholder, or administrator, of Windmill for advice relating to Windmill’s operation to the extent related to the Transaction Documents or the transactions contemplated thereby.

Section 6.4.     Withholding Taxes.  (a) All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient).  If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser or the Agent (as the case may be) would have received had such withholding not been made.  If the Agent or any Purchaser pays any such taxes, penalties or interest the Seller shall reimburse the Agent or such Purchaser for that payment on demand.  If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Purchaser or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b)     Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes.  Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

Section 6.5.     Payments and Allocations.  If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be conclusive absent manifest error.  The Seller shall pay to the Agent (for the account of such Person) the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1. Conditions to Closing.  This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied.  On or before such date, the Seller shall deliver to the Agent the following documents in form, substance and quantity acceptable to the Agent:

(a)      A Certificate of the Secretary of the Seller and of the Secretary of the Originator each certifying (i) the resolutions of such Person’s board of directors approving each Transaction Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on such Person’s behalf a Transaction Document (on which certificate the Agent and each Purchaser may conclusively rely until a revised certificate is received), (iii) such Person’s certificate or articles of incorporation certified by the Secretary of State of its state of incorporation, (iv) a copy of such Person’s by-laws and (v) good standing certificates issued by the Secretaries of State of each jurisdiction where such Person has material operations.

(b)      Executed counterparts of the Deposit Account Letters.

(c)      Executed counterparts of the Amended and Restated Indemnity Agreement.

(d)      Opinions of counsel to the Seller and Collection Agent reasonably satisfactory to the Agent covering such matters as the Agent or any Purchaser may reasonably request.

(e)      Such other approvals or documents as the Agent or Windmill may request.

Section 7.2.     Conditions to Each Purchase.  The obligation of each Liquidity Provider to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller’s representation and warranty that clauses (a)-(e) of this Section 7.2 have been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:

(a)      no Potential Termination Event shall then exist or shall occur as a result of the Purchase;

(b)      the Liquidity Termination Date has not occurred;

(c)      after giving effect to the application of the proceeds of such Purchase, (x) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment and (y) the outstanding Aggregate Investment would not exceed the Purchase Limit;

(d)      the representations and warranties of the Seller, the Originator and the Collection Agent contained herein or in any other Transaction Document are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date);

(e)      each of the Seller and the Originator is in full compliance with the Transaction Documents (including all covenants and agreements in Article V); and

(f)      all legal matters related to the Purchase are satisfactory to the Purchasers. Nothing in this Section 7.2 limits the obligations (including those in the Transfer Agreement) of each Liquidity Provider to Windmill.

ARTICLE VIII

THE AGENT

Section 8.1. Appointment and Authorization. Each Purchaser hereby irrevocably designates and appoints The Royal Bank of Scotland plc as the “Agent” hereunder and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent hereby and to exercise such other powers as are reasonably incidental thereto.  The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of the Purchaser.  The Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Agent.  The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller.  Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

 Section 8.2.     Delegation of Duties.  The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.3.     Exculpatory Provisions.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Persons gross negligence or willful misconduct.  The Agent shall not be responsible to any Purchaser or other Person for any recitals, representations, warranties or other statements made by the Seller, the Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, the Originator or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII.  The Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, the Originator or any of their Affiliates.

Section 8.4.     Reliance by Agent.  The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent.  The Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

Section 8.5.     Assumed Payments.  Unless the Agent shall have received notice from the applicable Purchaser before the date of any Put or of any Incremental Purchase that such Purchaser will not make available to the Agent the amount it is scheduled to remit as part of such Put or Incremental Purchase, the Agent may assume such Purchaser has made such amount available to the Agent when due (an “Assumed Payment”) and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person.  If and to the extent that any Purchaser shall not have made its Assumed Payment available to the Agent, such Purchaser (and the Seller in the case of any Incremental Purchase) hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.

Section 8.6.     Notice of Termination Events.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent has received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event.  The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, if required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers.

Section 8.7.     Non-Reliance on Agent and Other Purchasers.  Each Purchaser expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Seller or the Originator, shall be deemed to constitute any representation or warranty by the Agent.  Each Purchaser represents and warrants to the Agent that, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Originator, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  The Agent shall deliver each month to any Purchaser that so requests a copy of the Periodic Report(s) received covering the preceding calendar month.  Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser with any information concerning the Seller, the Originator or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.8.     Agent and Affiliates.   The Agent and its Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Seller, the Originator or any of their Affiliates and, in its roles as a Liquidity Provider, RBS may exercise or refrain from exercising its rights and powers as if it were not the Agent.  The parties acknowledge that RBS acts as agent for Windmill and subagent for Windmill’s management company in various capacities, as well as providing credit facilities and other support for Windmill not contained in the Transaction Documents.

Section 8.9.     Indemnification.  Each Liquidity Provider shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or the Originator and without limiting the obligation of the Seller or the Originator to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

Section 8.10.   Successor Agent.   The Agent may, upon at least five (5) days notice to the Seller and each Purchaser, resign as Agent.  Such resignation shall not become effective until a successor agent is appointed by an Instructing Group and has accepted such appointment.  Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents.  After any retiring Agent’s resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Termination.  Windmill shall cease to be a party hereto when the Windmill Termination Date has occurred, Windmill holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full.  This Agreement shall terminate following the Liquidity Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent and each Purchaser concerning any representation, warranty or covenant made, or deemed to be made, by the Seller and under Article VI and Section 8.9 shall survive such termination.

Section 9.2.     Notices.  Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person.  Each party hereto, however, authorizes the Agent to act on telephone notices of Purchases, Puts, and Discount Rate and Tranche Period selections from any person the Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent’s option, to tape record any such telephone conversation.  Each party hereto agrees to deliver promptly to the Agent a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice.  The Agent’s records of all such conversations shall be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent, the records of the Agent shall govern absent manifest error.  The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent is required to forward such notice.

Section 9.3.     Payments and Computations.  Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent (for the benefit of such Purchaser or other Person).  The Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith.  All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 11:00 a.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt).  The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder.  The Seller shall, to the extent permitted by law, pay to the Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full.  Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day.  All computations of interest, fees, and Discount shall be calculated for the actual days elapsed based on a 360 day year.

Section 9.4.     Sharing of Recoveries.  Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3).  If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 9.5.     Right of Setoff.  During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 9.6.     Amendments.  Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller and the Instructing Group.  In addition, no amendment hereof shall, without the consent of (a) all the Liquidity Providers, (i) extend the Liquidity Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Liquidity Providers, (iv) except as provided herein, release, transfer or modify any Liquidity Provider’s Purchase Interest or change any Commitment, (v) amend the definition of Required Liquidity Providers, Instructing Group, Termination Event or Section 1.1, 1.2, 1.5, 1.7(a), 2.1, 2.2, 2.3, 7.2 or 9.6, Article VI, or any provision of the Indemnity Agreement or any obligation of the Originator thereunder, (vi) consent to the assignment or transfer by the Seller or the Originator of any interest in the Receivables other than transfers under the Transaction Documents or permit the Originator to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or to reduce any fee payable for the Agent’s own account.  Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller to the Agent (for its own account), Windmill may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable.  Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Purchasers and the Agent.

Section 9.7.     Waivers.  No failure or delay of the Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy.  Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given.  After any waiver, the Seller, the Purchasers and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event.  Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent at the direction of the Purchaser entitled thereto or, in the case of Discount owing to the Liquidity Providers, of the Required Liquidity Providers.

Section 9.8.     Successors and Assigns; Participations; Assignments.

(a)     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Agent and the Purchasers.

(b)     Participations.  Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder.  Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder.  Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were a Purchaser hereunder, which right of setoff is subject to such Participant’s obligation to share with the Purchasers as provided in Section 9.4.  A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto or to the Transfer Agreement, except amendments described in clause (a) of Section 9.6.

(c)     Assignments by Liquidity Providers.  Any Liquidity Provider may assign to one or more Persons (“Purchasing Liquidity Providers”), acceptable to the Agent in its sole discretion, any portion of its Commitment as a Liquidity Provider hereunder and under the Transfer Agreement and Purchase Interest pursuant to a supplement hereto and to the Transfer Agreement (a “Transfer Supplement”) in form satisfactory to the Agent executed by each such Purchasing Liquidity Provider, such selling Liquidity Provider and the Agent.  Any such assignment by a Liquidity Provider must be for an amount of at least Five Million Dollars.  Each Purchasing Liquidity Provider shall pay a fee of Three Thousand Dollars to the Agent.  Any partial assignment shall be an assignment of an identical percentage of such selling Liquidity Provider’s Investment and its Commitment as a Liquidity Provider hereunder and under the Transfer Agreement.  Upon the execution and delivery to the Agent of the Transfer Supplement and payment by the Purchasing Liquidity Provider to the selling Liquidity Provider of the agreed purchase price, such selling Liquidity Provider shall be released from its obligations hereunder and under the Transfer Agreement to the extent of such assignment and such Purchasing Liquidity Provider shall for all purposes be a Liquidity Provider party hereto and shall have all the rights and obligations of a Liquidity Provider hereunder to the same extent as if it were an original party hereto and to the Transfer Agreement with a Commitment as a Liquidity Provider, an Investment and any related Assigned Windmill Settlement described in the Transfer Supplement.

(d)     Replaceable Liquidity Providers.  If any Liquidity Provider (a “Replaceable Liquidity Provider”) shall (i) petition the Seller for any amounts under Section 6.2 or (ii) cease to have a short-term debt rating of “A-1+” by S&P and “P-1” by Moody’s, the Seller or Windmill may designate a replacement financial institution (a “Replacement Liquidity Provider”) acceptable to the Agent, in its sole discretion, to which such Replaceable Liquidity Provider shall, subject to its receipt of an amount equal to its Investment, any related Assigned Windmill Settlement, and accrued Discount and fees thereon (plus, from the Seller, any Early Payment Fee that would have been payable if such transferred Investment had been paid on such date) and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Liquidity Provider Commitment hereunder and under the Transfer Agreement, together with all of its Purchase Interest, and any related Assigned Windmill Settlement, to the Replacement Liquidity Provider in accordance with Section 9.8(c).

(e)     Assignment by Windmill.  Each party hereto agrees and consents (i) to Windmill’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Windmill Purchase Interest and the Windmill Settlement and (ii) to the complete assignment by Windmill of all of its rights and obligations hereunder to RBS or any other Person, and upon such assignment Windmill shall be released from all obligations and duties hereunder; provided, however, that Windmill may not, without the prior consent of the Required Liquidity Providers, transfer any of its rights under the Transfer Agreement to cause the Liquidity Providers to purchase the Windmill Purchase Interest and the Windmill Settlement unless the assignee (i) is a corporation whose principal business is the purchase of assets similar to the Receivables, (ii) has RBS as its administrative agent and (iii) issues commercial paper with credit ratings substantially comparable to the Ratings.  Windmill shall promptly notify each party hereto of any such assignment.  Upon such an assignment of any portion of Windmill’s Purchase Interest and the Windmill Settlement, the assignee shall have all of the rights of Windmill hereunder relate to such Windmill Purchase Interest and Windmill Settlement.

(f)     Opinions of Counsel.  If required by the Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent may reasonably request.

Section 9.9.     Intended Tax Characterization.  It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the Agent) to the Seller that is secured by the Receivables (the “Intended Tax Characterization”).  The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization.  As provided in Section 5.1(g), the Seller hereby grants to the Agent, for the ratable benefit of the Purchasers, a security interest in all Receivables and Collections to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment.

Section 9.10.     Waiver of Confidentiality.  The Seller hereby consents to the disclosure of any nonpublic information relating to the Seller, any Affiliate, or the Transaction Documents among the Agent and the Purchasers and by the Agent or the Purchasers to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant, (iii) any rating agency, surety, guarantor or credit or liquidity enhancer to the Agent or any Purchaser, (iv) any entity organized to purchase, or make loans secured by, financial assets for which RBS provides managerial services or acts as an administrative agent, (v) Windmill’s administrator, management company, referral agents, issuing agents or depositaries or CP Dealers and (vi) Governmental Authorities with appropriate jurisdiction.

Section 9.11.     Confidentiality of Agreement.  Unless otherwise consented to by the Agent, the Seller hereby will not disclose the contents of any Transaction Document, or any other confidential or proprietary information furnished by the Agent or any Purchaser, to any Person other than to its auditors and attorneys or as required by applicable law.

Section 9.12.     Agreement Not to Petition.    Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for Windmill, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause Windmill to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against Windmill under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for Windmill, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of Windmill.  The provisions of this Section 9.12 shall survive termination of this Agreement.

Section 9.13.     Excess Funds.  Notwithstanding any provisions contained in this Agreement to the contrary, Windmill shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless (i) Windmill has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) Windmill could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing Windmill's securitization program or (y) all of Windmill's commercial paper notes are paid in full.  Any amount which Windmill does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the United States Bankruptcy Code) against or corporate obligation of Windmill for any such insufficiency unless and until Windmill satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 9.13 shall survive the termination of this Agreement.

Section 9.14.     No Recourse.  The obligations of Windmill, its management company, its administrator and its referral agents (each a “Program Administrator”) under any Transaction Document or other document (each, a “Program Document”) to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

Section 9.15.     Limitation of Liability.  No Person shall make a claim against the Agent or any Purchaser (or their respective Affiliates, directors, officers, members, managers, employees, attorneys or agents) for any special, indirect, consequential or punitive damages under any claim for breach of contract or other theory of liability in connection with the Transaction Documents or the transactions contemplated thereby, and the Seller (for itself, the Collection Agent and all other Persons claiming by or through the Seller) hereby waives any claim for any such damages.

Section 9.16.     Headings; Counterparts.  Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement.  This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

Section 9.17.     Cumulative Rights and Severability.  All rights and remedies of the Purchasers and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

Section 9.18.     Governing Law; Submission to Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of Illinois.  The Seller hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois state court sitting in Chicago, Illinois for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby.  The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum.  Nothing in this Section 9.18 shall affect the right of the Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

Section 9.19.     WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

Section 9.20.     Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof.  Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

Section 9.21.   Original Agreement.   This Agreement amends and replaces in its entirety the Original Agreement.  Reference to this specific Agreement need not be made in any agreement, document, instrument, letter, certificate, the Original Agreement itself, or any communication issued or made pursuant to or with respect to the Original Agreement, any reference to the Original Agreement being sufficient to refer to the Original Agreement as amended and restated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

THE ROYAL BANK OF SCOTLAND PLC,                                                                                    THE ROYAL BANK OF SCOTLAND PLC,
  as the Agent                                                                                                                                        as a Liquidity Provider

By_______________________________________                                                              By__________________________________
      Title________________________________                                                                           Title_____________________________

By_______________________________________                                                              By__________________________________
      Title________________________________                                                                           Title_____________________________
      Address:        540 West Madison Street                                                                                         Address:      540 West Madison Street
                              Chicago, Illinois  60661                                                                                                                    Chicago, Illinois  60661
                             Attention:          Purchaser Agent-                                                                                                 Attention:  Administrator-
                                                         Windmill                                                                                                                                      Windmill
     Telephone:   (312) 338-3491                                                                                                                Telephone:     (312) 338-3491
     Telecopy:      (312) 338-0140                                                                                                               Telecopy:        (312) 338-0140

WINDMILL FUNDING CORPORATION

By____________________________________
      Title________________________________
      Address:        c/o Global Securitization Services, LLC
                              68 South Service Road, Suite 120
                              Melville, New York  11747
                             Attention:          Frank B. Bilotta
Telephone:        (212) 302-5151
Telecopy:         (212) 302-8767

WINDMILL FUNDING CORPORATION

By:_______________________________________________
     Name:___________________________________________
     Title:____________________________________________

Address:
c/o Global Securitization Services, LLC
68 South Service Road
Suite 120
Melville, New York 11747
Attention: Frank B. Bilotta
Telephone: (212) 302-5151
Telecopy: (212) 302-8767

With a copy to:

The Royal Bank of Scotland plc
RBS Securities Inc., as agent
c/o ABN AMRO Bank N.V.
540 West Madison Street
27th Floor
Chicago, Illinois 60661
Attention: Windmill Administrator
Telephone: (312) 338-3491
Telecopy: (312) 338-0140

IPL FUNDING CORPORATION

By:____________________________________
Title:___________________________________
Address: One Monument Circle
                 Suite 413
                 Indianapolis, Indiana 46204
Attention: Connie Horwitz, Treasurer
Telephone: (317) 261-8670
Telecopy: (317) 630-0609

INDIANAPOLIS POWER & LIGHT COMPANY

By:____________________________________
Title:___________________________________
Address: One Monument Circle
                 Suite 413
                 Indianapolis, Indiana 46204
Attention: Connie Horwitz, Treasurer
Telephone: (317) 261-8670
Telecopy: (317) 630-0609

ACKNOWLEDGMENT AND CONSENT

The undersigned, Indianapolis Power & Light Company, has heretofore executed and delivered the Amended and Restated Indemnity Agreement dated as of June 25, 2009 (the “Indemnity”) and hereby consents to the amendment and restatement of the Sale Agreement as set forth above and confirms that the Indemnity and all of the undersigned’s obligations thereunder remain in full force and effect.  The undersigned further agrees that the consent of the undersigned to any further amendments to the Sale Agreement shall not be required as a result of this consent having been obtained, except to the extent, if any, required by the Indemnity referred to above.

INDIANAPOLIS POWER & LIGHT COMPANY

By:____________________________________
Title:___________________________________

SCHEDULE I

DEFINITIONS

The following terms have the meanings set forth, or referred to, below:

“Accounting Authority” means any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Adjusted Dilution Ratio” at any time means the 12-month rolling average of the Dilution Ratio for the 12 Settlement Periods then most recently ended.

“Adverse Claim” means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or claim, in, of or on such asset or property in favor of any other Person, except those in favor of the Agent.

“Affiliate” means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

“Agent” is defined in the first paragraph hereof.

“Agent’s Account” means the Agent’s account number 651042798550 at ABN AMRO or such other account designated to the Seller and the Purchasers by the Agent.

“Aggregate Commitment” means Fifty One Million Dollars ($51,000,000), as such amount may be reduced pursuant to Section 1.6.

“Aggregate Investment” means the sum of the Investments of all Purchasers.

“Allocated Commercial Paper” means commercial paper notes issued by Windmill for a tenor and in an amount specifically requested by any Person in connection with a Receivable Purchase Facility.

“Assigned Windmill Settlement” means, for each Liquidity Provider for any Put, the product of such Purchaser’s Purchased Percentage and the amount of the Windmill Settlement being transferred pursuant to such Put.

“Bankruptcy Event” means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (b) such Person takes any corporate action to authorize any such action.

“Break Funding Costs” means for any Pool Funded Purchase Interest amounts payable to Windmill under the applicable Receivables Purchase Facility in connection with any prepayment or amortization if amounts payable thereunder in excess of the amount of the investment or loan prepaid or amortized and accrued and unpaid interest or discount thereon.

“Business Day” means any day other than (a) a Saturday, Sunday or other day on which banks in New York City or Chicago, Illinois are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.

“Charge-Off” means any Receivable (a) that has or should have been (in accordance with the Credit and Collection Policy) charged off or written off by the Seller or (b) the Obligor on which has suffered a Bankruptcy Event.

“Collection” means any amount paid, or deemed paid, on a Receivable, including from the proceeds of collateral securing, or any guaranty of, such Receivable or by the Seller under Section 1.5(b).

“Collection Agent” is defined in Section 3.1(a).

“Collection Account” means each account maintained by the Seller at a Collection Bank for the purpose of receiving or concentrating Collections.

“Collection Account Agreement” means an agreement substantially in the form of Exhibit F (or otherwise acceptable to the Agent) from the Seller to a Collection Bank, acknowledged and accepted by such Collection Bank and the Agent.

“Collection Bank” means each bank identified to the Agent as such pursuant to Section 5.1(k).

“Commitment” means, for each Liquidity Provider, the amount set forth on Schedule II, as adjusted in accordance with Sections 1.6 and 9.8.

“Concentration Limit” means, for any Obligor other than a Governmental Obligor, (i) for any such Obligor other than an Obligor with a Special Limit, 2% of the Eligible Receivables then outstanding, and (ii) for any such Obligor with a Special Limit, such Special Limit.

“Conduit Funding Source” means any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for Windmill.

“CP Dealer” means, at any time, each Person Windmill then engages as a placement agent or commercial paper dealer.

“CP Rate” means, for any CP Tranche Period, a rate per annum equal to (a) the weighted average of the rates at which commercial paper notes having a term equal to such CP Tranche Period may be sold by any CP Dealer selected by Windmill, as agreed between each such CP Dealer and Windmill, plus (b) on or after the occurrence of a Termination Event, 2%.  If such rate is a discount rate, the CP Rate shall be the rate resulting from Windmill’s converting such discount rate to an interest-bearing equivalent rate.  If Windmill determines that it is not able, or that it is impractical, to issue commercial paper notes for any period of time, then the CP Rate shall be the Prime Rate.  The CP Rate shall include all costs and expenses to Windmill of issuing the related commercial paper notes, including all dealer commissions and note issuance costs in connection therewith.

“Credit and Collection Policy” means the Seller’s credit and collection policy and practices relating to Receivables attached hereto as Exhibit H.

“Credit Sales” means, for any period of determination, the aggregate amount of trade receivables with credit terms of any kind originated by the  Originator during such period.

“Daily Report” means a report containing the information described on Exhibit C-3 (with such modifications or additional information as requested by the Agent or Instructing Group).

“Daily Reporting Event” means that the long term, unsecured, non-third party credit enhanced senior indebtedness of the Originator is rated BB- or lower by S&P or Ba3 or lower by Moody’s.

“Deemed Collections” is defined in Section 1.5(c).

“Deemed Loss Ratio” means, a fraction (expressed as a percentage), for the Discount Period, the numerator of which is the aggregate outstanding balance as of the end of such Discount Period of all Defaulted Receivables plus the aggregate outstanding balance as of the end of such Discount Period of all Charge-Offs, occurring prior to becoming a Defaulted Receivable, and the denominator of which is the amount of sales generated during the month that ended three months prior to the last day of such Discount Period.

“Default Ratio” means, at any time, the ratio of (a) the then aggregate outstanding balance of all Defaulted Receivables to (b) the then aggregate outstanding balance of all Receivables (other than Unbilled Receivables).

“Defaulted Receivable” means any Receivable on which any amount is unpaid more than 90 days past its original billing date.

“Delinquency Ratio” means, at any time, the ratio of (a) the then aggregate outstanding balance of all Delinquent Receivables to (b) the then aggregate outstanding balance of all Receivables (other than Unbilled Receivables).

“Delinquent Receivable” means any Receivable (other than a Charge-Off or Defaulted Receivable) on which any amount is unpaid more than 60 days.

“Designated Financial Officer” means the Chief Financial Officer, Treasurer or Secretary of the Seller or the Chief Financial Officer, Controller, Treasurer or Secretary of the Originator, as applicable.

“Dilution” means, for any Discount Period, the amount of Deemed Collections deemed to be received during such Discount Period pursuant to Section 1.5(b).

“Dilution Horizon Ratio” means for any month, an amount calculated by dividing (a) cumulative Credit Sales generated during the current and immediately prior months by (b) the Eligible Receivables Balance as of the end of such month.

“Dilution Ratio” means, for any Discount Period, a fraction (expressed as a percentage), the numerator of which is the total amount of Dilutions during such current calendar month, and the denominator of which is the amount of Credit Sales generated during the prior calendar month.

“Dilution Reserve” means, for any period, the product of (a) the greater of (i) 4.0% and (ii) the product of (A) the sum of (1) the amount obtained by multiplying 2.5 times the Adjusted Dilution Ratio as of the end of such period plus (2) the Dilution Volatility Component as of the last day of such period, multiplied by (B) the Dilution Horizon Ratio for the last calendar month during such period, multiplied by (b) the Eligible Receivables Balance as of the last day of such period.

“Dilution Volatility Component” means, as of any Settlement Date, an amount (expressed as a percentage) equal to the product of (i) the difference between (a) the highest three month average Dilution Ratio for any calendar month ending during the preceding 12 calendar months and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Discount” means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during the Tranche Period divided by (b) 360 days.

“Discount Period” means, with respect to any Settlement Date or the Liquidity Termination Date, the period from and including the preceding Settlement Date (or if none, the date that the first Incremental Purchase is made hereunder) to but not including such Settlement Date or Liquidity Termination Date, as applicable.

“Discount Rate” means, for any Tranche Period, the CP Rate, the Eurodollar Rate or the Prime Rate, as applicable, but after the occurrence of a Termination Event each such rate shall be increased by 2% per annum.

“Discount Reserve” means, at any time, the greater of (i) 1% of Aggregate Investment and (ii) product of (a) 1.5, (b) the rate announced by RBS as its “Prime Rate” (which  may not be its best or lowest rate) plus 2.50%, (c) Aggregate Investment, (d) a fraction, the numerator of which is the average Turnover Ratio for the most recent three periods and the denominator of which is 360.

“Dollar” and “$” means lawful currency of the United States of America.

“Early Payment Fee” means, if any Investment of a Purchaser allocated (or, in the case of a requested Purchase not made by the Liquidity Providers for any reason other than their default, scheduled to be allocated) to a Tranche Period for a CP Tranche or Eurodollar Tranche is reduced or terminated before the last day of such Tranche Period (the amount of Investment so reduced or terminated being referred to as the “Prepaid Amount”), the cost to the relevant Purchaser of terminating or reducing such Tranche, which (a) for a CP Tranche means any compensation payable in prepaying the related commercial paper or, if not prepaid, any shortfall between the amount that will be available to Windmill on the maturity date of the related commercial paper from reinvesting the Prepaid Amount in Permitted Investments and the Face Amount of such commercial paper and (b) for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Tranche on the date the Prepaid Amount is received.

“Eligible Receivable” means, at any time, any Receivable:

(i) the Obligor of which (a) is a resident of, or organized under the laws of with its chief executive office in, the USA; (b) is not an Affiliate of any of the parties hereto or of the Originator; (c) has not suffered a Bankruptcy Event; and (d) is a customer of the Originator in good standing and not the Obligor of any Defaulted Receivable or Receivable that became a Charge-Off within the past 24 months;

(ii)      which is required to be paid in full within 30 days of its billing date;

(iii)      which is not a Delinquent Receivable, Defaulted Receivable or a Charge-Off;

(iv)      which is an “account” within the meaning of Section 9-106 of the UCC of all applicable jurisdictions;

(v)      which is denominated and payable only in Dollars in the USA;

(vi)      which (i) if it arises under a contract, such interest is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and (ii) is not subject to rejection in a proceeding under the Bankruptcy Code in which the Originator or Seller is the debtor;

(vii)      which arises under a contract or invoice that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies, (b) does not require the Obligor to consent to the transfer, sale or assignment of the rights of the Originator thereunder, (c) does not contain a confidentiality provision that purports to restrict the assignability or enforcement by any assignee of the related Receivables any Purchaser’s exercise of rights under this Agreement, including, without limitation, the right to review such contract or invoice and, (d) directs that payment be made to a Lock-Box or other collection account;

(viii)      which has been billed to the related Obligor or, if an Unbilled Receivable has been estimated by the Originator in accordance with its normal procedures as having been earned;

(ix)      which constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

(x)      [reserved];

(xi)      which does not, in whole or in part, contravene any law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(xii)      which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the Originator’s business from the sale of electricity or electrical power supplied by the Originator;

(xiii)      which the Agent, in its discretion or at the direction of an Instructing Group, has not notified the Seller is unacceptable as an Eligible Receivable (either individually, based on Obligor or other individual characteristics, or as part of a class of such Receivables) before the date such specific Receivable is first treated by the Seller as an Eligible Receivable in computing compliance with Section 1.5 or in a Periodic Report;

(xiv)      [reserved];

(xv)      which is an account receivable representing all or part of the sales price of merchandise, insurance and services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940;

(xvi)      the purchase of which with proceeds of notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933;            (xvii)      which does not represent any amount payable on account of sales tax or other taxes;

(xviii)      as to which all (or the agreed part of) the relevant goods and services to which it relates have been delivered and performed (e.g., an agreed milestone has been reached) and all (or the agreed part of) the requirements of any contract related thereto concerning the nature, amount, quality, condition or delivery of the goods or services, or upon which payment of such Receivable may be dependent, have been fulfilled in all material respects, to the extent necessary to ensure that no facts or circumstances are known by the Originator by reason of which either; (i) any proceedings, set off, counterclaim or defense whatsoever in respect to any Receivable arising from such contract; or (ii) any other material adverse effect on the outstanding balance, collectability or enforceability of any Receivable arising from such contract;

(xix)      a valid and binding ownership interest or first priority perfected security interest in which has been conveyed or granted by the Originator to the Seller under the Purchase Agreement free and clear of any Adverse Claim; and

(xx)      in which, at all times following the transfer of an interest therein to the Agent, the Agent (on behalf of the Purchasers) will have a valid and binding (except as between the Purchasers) ownership interest or first priority perfected security interest.

“Eligible Receivable Balance” means, at any time, the aggregate outstanding principal balance of all Eligible Receivables less the sum of (i) the amount by which (A) the outstanding balance of Eligible Receivables without duplication, owed by each Obligor and its Affiliates plus (B) the Unbilled Receivables for such Obligor exceeds the Concentration Limit for such Obligor, (ii) the amount by which the Eligible Receivables owed by all Governmental Obligors exceeds the Governmental Limit, (iii) the amount by which the outstanding principal amount of all Unbilled Receivables exceeds 40% of the outstanding principal balance of Eligible Receivables, and (iv) the amount of all deposits made by any Obligor with the Originator or the Collection Agent with respect to any Receivables of such Obligors.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Originator within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Originator or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001 (a) (2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Originator or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Originator or any ERISA Affiliate.

“Eurodollar Rate” means, for any Tranche Period for a Eurodollar Tranche, the sum of (a) LIBOR for such Tranche Period divided by 1 minus the “Reserve Requirement” and (b) for Investment of a Liquidity Provider, the amount specified in the Pricing Letter, where “Reserve Requirement” means, for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed during such Tranche Period on “eurocurrency liabilities” as currently defined in Regulation D of the Board of Governors of the Federal Reserve System.

“Face Amount” means the face amount of any Windmill commercial paper issued on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.

“Federal Funds Rate” means for any day the average of (i) the rates per annum as determined by RBS at which overnight Federal funds are offered to RBS for such day by major banks in the interbank market, and (ii) if RBS is borrowing overnight funds from a Federal Reserve Bank that day, the rates per annum at which such overnight borrowings are made on that day.  Each determination of the Federal Funds Rate by RBS shall be conclusive and binding on the Seller except in the case of manifest error.

“Fee Letter” means the letter agreement dated as of May 27, 2008 among the Seller, the Agent, Windmill and the Liquidity Providers, as amended.

“Final Bill Receivable” means any Receivable that is a final billing to an Obligor that has, voluntarily or involuntarily, discontinued service from the Originator.

“Fitch” means Fitch, Inc.

“Funding Agreement” means any agreement or instrument executed by Windmill and executed by or in favor of any Windmill Funding Source or executed by any Windmill Funding Source at the request of Windmill.

“Funding Charges” means, for any day, the product of (i) the per annum rate (inclusive of dealer fees and commissions) paid or payable by Windmill in respect of commercial paper notes on such day that are allocated, in whole or in part, to fund or maintain its Investment for such day, as determined by the Agent and other costs allocated by the Purchaser to fund or maintain its Investment associated with the funding by Windmill of small or odd lot amounts that are not funded with commercial paper notes and (ii) Windmill’s Investment as of the end of such day and (iii) 1/360.

“GAAP” means generally accepted accounting principles in the USA, applied on a consistent basis.

“Governmental Authority” means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

“Governmental Limit” means 2% of the outstanding principal balance of Eligible Receivables.

“Governmental Obligor” means any Obligor that is a federal government or a federal governmental subdivision or agency.

“Incremental Purchase” is defined in Section 1.1(b).

“Indemnity Agreement” means the Amended and Restated Indemnity Agreement, dated as of June 25, 2009, between the Originator and the Agent.

“Instructing Group” means the Required Liquidity Providers and, unless the Windmill Termination Date has occurred and Windmill has no Investment, Windmill.

“Intended Tax Characterization” is defined in Section 9.9.

“Interim Liquidation” means any time before the Liquidity Termination Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to Section 1.2.

“Investment” means, for each Purchaser, (a) the sum of (i) all Incremental Purchases by such Purchaser and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser to any other Purchaser under Article II minus (b) all Collections, amounts received from other Purchasers under Article II, and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser to reduce such Purchaser’s Investment.  A Purchaser’s Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

“LIBOR” means, for any Tranche Period for a Eurodollar Tranche or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers’ Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period.  If for any Tranche Period for a Eurodollar Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Agent at least 3 Business Days before the commencement of the period for which it is to be determined), the Agent shall determine such rate based on the rates RBS is offered deposits of such duration in the London interbank market.

“Liquidation Period” means, for Windmill only, all times when Windmill is not making Reinvestment Purchases pursuant to Section 1.1(d) and, for all Purchasers, all times (x) during an Interim Liquidation and (y) on and after the Liquidity Termination Date.

“Liquidity Termination Date” means the earliest of (a) the date of the occurrence of a Termination Event described in clause (b) of the definition of Termination Event that arises under Section 6.1(B) or (C) of the Originator Credit Agreement, (b) the date designated by the Agent to the Seller at any time after the occurrence of any other Termination Event, (c) the Business Day designated by the Seller with no less than five (5) Business Days’ prior notice to the Agent and (d) May 25, 2010.

“Liquidity Providers” is defined in the first paragraph hereof.

“Lock-Box” means each post office box or bank box identified to the Agent as such pursuant to Section 5.1(i).

“Lock-Box Account” means each account maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving or concentrating Collections.

“Lock-Box Agreement” means each agreement between the Seller and a Lock-Box Bank concerning a Lock-Box Account.

“Lock-Box Bank” means each bank identified to the Agent as such pursuant to Section 5.1(i).

“Lock-Box Event” means (i) any Termination Event or (ii) the long term, unsecured, non-third party credit enhanced senior indebtedness of the Originator is rated below BBB- (or its equivalent) by S&P or is rated below Baa3 (or its equivalent) by Moody’s (or either S&P or Moody’s has withdrawn or suspended such rating).

“Lock-Box Letter” means a letter in a form acceptable to the Agent, from the Seller to a Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent. “Loss Horizon Ratio” means, at any time, a fraction (expressed as a ratio) the numerator of which is the cumulative Credit Sales generated during the most recent three month period and the denominator of which is the Eligible Receivables Balance as of the last day of such period.

“Loss Reserve” means, at any time, the product of (a) the greater of (i) 15% and (ii) the product of (A) 2.5, and (B) the highest Deemed Loss Ratio during the previous 12 months multiplied by (C) the Loss Horizon Ratio calculated at the end of such period, multiplied by (b) the Eligible Receivables Balance at such time.

“Loss-to-Liquidation Ratio” means, for any period, the ratio of the outstanding balance of Charge-Offs to the aggregate amount of Collections during such period.

“Material Adverse Effect” means:

(i) a material impairment on the ability of any Originator to perform its obligations under any Transaction Document;

(ii)      a material adverse effect on the legality, validity, binding effect or enforceability against any Originator of any Transaction Document;

(iii)      a material adverse effect on the validity, enforceability or collectibility of a material portion of the Receivables;

(iv)      a material adverse effect upon the validity, perfection, priority or enforceability of the Agent’s interest, on behalf of the Purchasers, in, the Receivables, the Related Security, the Collections, the Collection Accounts or the Lock-Box Accounts; or

(v)      a material adverse effect on the financial condition, business, operations or prospects of any Originator.

“Matured Aggregate Investment” means, at any time, the Matured Value of Windmill’s Investment plus the total Investments of all other Purchasers then outstanding.

“Matured Value” means, of any Investment, the sum of such Investment and all unpaid Discount, fees and other amounts scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.

“Maximum Incremental Purchase Amount” means, at any time, the lesser of (a) the difference between the Purchase Limit and the Aggregate Investment then outstanding and (b) the difference between the Aggregate Commitment and the Matured Aggregate Investment then outstanding.

“Monthly Report” means a report containing the information described on Exhibit C-1 (with such modifications or additional information as requested by the Agent or the Instructing Group).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001 (a) (3) of ERISA, to which an Originator or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding five calendar years, has made, or been obligated to make, contributions.

“Obligor” means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.

“Originator” means Indianapolis Power & Light Company.

“Originator Credit Agreement” means the Credit Agreement, dated as of May 16, 2006 among the Originator, as Borrower, the financial institutions party thereto, National City Bank of Indiana, as Syndication Agent and LaSalle Bank National Association, as Administrative Agent, but without regard to any amendment, supplement, waiver or termination of any provision thereof unless consented to by the Instructing Group.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Originator sponsors or maintains, or to which it makes, is making, or is obliged to make contributions, or in the case of a multiple employer plan (as defined in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Periodic Report” means, at any time, the Daily Report, Monthly Report or Weekly Report that is required to be determined pursuant to Section 3.3.

“Permitted Investments” means (a) evidences of indebtedness, maturing within thirty (30) days after the date of purchase thereof, issued by, or guaranteed by the full faith and credit of, the federal government of the USA, (b) repurchase agreements with banking institutions or broker-dealers registered under the Securities Exchange Act of 1934 which are fully secured by obligations of the kind specified in clause (a), (c) money market funds (i) rated not lower than the highest rating category from Moody’s and “AAA m” or “AAAm-g,” from S&P or (ii) which are otherwise acceptable to the Rating Agencies or (d) commercial paper issued by any corporation incorporated under the laws of the USA and rated at least “A-1+” (or the equivalent) by S&P and at least “P-1” (or the equivalent) by Moody’s.

“Person” means an individual, partnership, corporation, association, joint venture, Governmental Authority or other entity of any kind.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which an Originator makes, is making, or is obligated to make contributions.

“Postal Direction Letter” means a direction letter in substantially the form of Exhibit I, executed by the Originator and/or the Seller instructing the post office to follow the instructions of the Agent with respect to each post office box to which Collections are remitted.

“Postal Power of Attorney” means a power of attorney in substantially the form of Exhibit J, executed by the Originator and/or the Seller in favor of the Agent with respect to each post office box to which Collections are remitted.

“Post-Office Box” means any United States Postal Service post office box into which Collections are deposited.  Each Post-Office Box shall be listed on Exhibit K and such exhibit shall include the number of such Post-Office Box, the address of such Post-Office Box, the address of the post office at which such Post-Office Box is located.

“Potential Termination Event” means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

“Pricing Letter” means the letter agreement dated as of October 1, 2001 among the Liquidity Providers, the Agent and the Seller, as amended.

“Prime Rate” means, for any period, the daily average during such period of (a) the greater of (i) the floating commercial Dollar loan rate per annum of RBS (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by RBS) announced from time to time, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75% plus (b) during the pendency of a Termination Event or Ratings Trigger Event, 2.50% for Investment of a Liquidity Provider.

“Purchase” is defined in Section 1.1(a).

“Purchase Agreement” means the Receivables Purchase Agreement dated as of December 20, 1996 hereof among the Seller and the Originator, as amended.

“Purchase Amount” is defined in Section 1.1(c).

“Purchase Date” is defined in Section 1.1(c).

“Purchase Interest” means, for a Purchaser, the percentage ownership interest in the Receivables and Collections held by such Purchaser, calculated when and as described in Section 1.1(b).

“Purchase Limit” means $50,000,000.

“Purchased Percentage” is defined in the Transfer Agreement. “Purchasers” means the Liquidity Providers and Windmill.

“Ratable Share” is defined in the Transfer Agreement.

“Rating Agency” means Moody’s, S&P and any other rating agency Windmill chooses to rate its commercial paper notes.

“Ratings” means the rating of long-term senior unsecured, non-third party credit enhanced indebtedness of the Originator by Moody’s or S&P, as applicable, or if either Moody’s or S&P does not maintain a rating of long-term senior unsecured, non-third party credit enhanced indebtedness of the Originator, the “Issuer Ratings” of the Originator maintained by Moody’s or S&P, as applicable.

“RBS” means The Royal Bank of Scotland plc in its individual capacity and not in its capacity as the Agent.

“Receivable” means each obligation of an Obligor to pay for merchandise sold or services rendered by the Originator (including estimated amounts calculated by the Originator before billing the Obligor) and includes the Originator’s rights to payment of any interest or finance charges and in the merchandise (including returned goods) and contracts relating to such Receivable, all Records and all proceeds of the foregoing.  During any Interim Liquidation and on and after the Liquidity Termination Date, the term “Receivable” shall only include receivables existing on the date such Interim Liquidation commenced or Liquidity Termination Date occurred, as applicable.  Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Liquidity Termination Date, an adjustment to the Sold Interest permitted by Section 1.5(c) is made.

“Receivable Purchase Facility” means any receivables purchase agreement, loan agreement or other similar contractual arrangement to which Windmill is a party relating to the transfer, purchase or financing of receivables or other assets.

“Records” means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.

“Reinvestment Purchase” is defined in Section 1.1(b).

“Required Liquidity Providers” means Liquidity Providers having Liquidity Provider Commitments in excess of 66-2/3% of the Commitment of all Liquidity Providers.

“Reserve” means, at any time at which such amount is calculated, the sum of Loss Reserve, Dilution Reserve and Discount Reserve.

“Reserve Adjustment Fraction” means 1.00 divided by 1.05.

“Seller” is defined in the first paragraph hereof.

“Seller Account” means the Seller’s account number 04869810 at National City Bank, Indiana or such other account designated by the Seller to the Agent with at least ten (10) days prior notice.

“Servicer Replacement Event” means (a) any Termination Event or (b) the long term, unsecured, non-third party credit enhanced, senior indebtedness of the Originator is rated below BBB (or its equivalent) by S&P or below Baa3 (or its equivalent) by Moody’s.

“Settlement Date” means the 20th day of each calendar month, provided, however, during the continuance of a Weekly Reporting Event, one day after the delivery of the Weekly Report, further provided, however, during the continuance of a Daily Reporting Event, one day after the delivery of the Daily Report.

“Sold Interest” is defined in Section 1.1(a).

“Special Limit” means, for any Obligor so long as such Obligor’s long term unsecured, non-third party credit enhanced, senior indebtedness is rated at least A (or its equivalent) by S&P and at least A2 (or its equivalent) by Moody’s, 5% of the amount of Aggregate Net Investment then outstanding, unless the Agent, in its discretion or at the direction of an Instructing Group, notifies the Seller of a different limit.

“Special Transaction Subaccount” means the special transaction subaccount established for this Agreement pursuant to Windmill’s depositary agreement.

“S&P” means Standard & Poor’s Ratings Group.

“Subordinated Note” means the revolving promissory note dated on or about December 20, 1996 issued by the Seller to the Originator under the Purchase Agreement.

“Subordination Agreement” means the Subordination Agreement dated as of December 20, 1996 between the Originator and the Seller.

“Subsidiary” means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by the Originator or by one or more other Subsidiaries of the Originator.  The Subsidiaries on the date hereof are listed on Exhibit E.

“Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

“Termination Date” means (a) for Windmill, the Windmill Termination Date, and (b) for the Liquidity Providers, the Liquidity Termination Date.

“Termination Event” means the occurrence of any one or more of the following:

(a) any representation, warranty, certification or statement made, or deemed made by the Seller or the Originator in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made or deemed made; or

(b)      the Collection Agent, the Originator or the Seller fails to make any payment or other transfer of funds hereunder (including, without limitation, pursuant to Section 1.5) when due and such failure is not cured within 2 Business Days; or

(c)      the Seller fails to observe or perform any covenant or agreement contained in Sections 5.1(b), (d), (f), (g), (h), (i), (j), (k) and (l) or the Originator fails to perform any covenant or agreement in the Indemnity Agreement; or

(d)      (i) the Seller fails to observe or perform any term, covenant or agreement set forth in Section 5.1(a)(ii) hereof, and such failure remains unremedied for 30 days, or (ii) the Seller, the Originator or the Collection Agent (or any sub-collection agent) fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for 5 Business Days; or

(e)      the Seller, the Originator or any Subsidiary suffers a Bankruptcy Event; or

(f)      the average Dilution Ratio for any three consecutive Discount Periods exceeds 3%, the Delinquency Ratio exceeds 6%, the Default Ratio exceeds 4% or the Loss-to Liquidation Ratio at the end of any calendar month measured for the three month period then ending exceeds 1%; or

(g)      (i) the Seller, the Originator or any Affiliate of either, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of the Seller, the Originator or any Affiliate of either party thereto; or

(h)      any “Event of Default” occurs under the Originator Credit Agreement; or

(i)      (a)        The ratio, determined as of the end of each fiscal quarter for the then most-recently ended four fiscal quarters, of (x) Consolidated EBIT (as defined in the Originator Credit Agreement) to (y) Consolidated Interest Expense (as defined in the Originator Credit Agreement) is less than 2.5 to 1.0; or

(b)        The ratio, determined as of the end of each fiscal quarter, of (x) Total Debt (as defined in the Originator Credit Agreement) to (y) Consolidated Total Capitalization (as defined in the Originator Credit Agreement) is greater than 0.65 to 1.0; or

(j)      the Originator fails to own and control, directly or indirectly, 100% of the outstanding voting stock of the Seller; or

(k)      any default shall occur under the terms applicable to any indebtedness of any Originator or any Subsidiary in an aggregate amount (for all such indebtedness so affected) exceeding $5,000,000 and such default shall (i) consist of the failure to pay such indebtedness when due, whether by acceleration or otherwise, or (ii) accelerate the maturity of such indebtedness or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such indebtedness to become due and payable (or require the Originator or any Subsidiary to purchase or redeem such indebtedness) prior to its expressed maturity; or

(l)      The Internal Revenue Service files notice of a lien with regard to any of the Receivables or Related Security, or PBGC files, or indicates its intention to file, notice of a lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with regard to any of the Receivables or Related Security;

(m)      The Agent, on behalf of the Purchasers, for any reason, does not have a valid, perfected first priority ownership or security interest in the Receivables or the Related Security;

(n)      (i)  any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, is entered or filed against the Seller, or against any of its Property, in an aggregate amount in excess of $10,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 45 days;               (ii)      any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, is entered or filed against the Originator (other than the Seller), or against any of its Property, in an aggregate amount in excess of $5,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 45 days; or

(o)      (i)  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Originator under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) any Originator or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000.

Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Seller has been deemed to have collected such Receivable pursuant to Section 1.5(b) or, before the Liquidity Termination Date, has adjusted the Sold Interest as provided in Section 1.5(c) so that such Receivable is no longer considered to be outstanding.

“Tranche” means a portion of the Investment of a Windmill or of the Liquidity Providers allocated to a Tranche Period pursuant to Section 1.3.  A Tranche is a (i) CP Tranche, (ii) Eurodollar Tranche or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a (i) CP Rate, (ii) Eurodollar Rate, or (iii) Prime Rate.

“Tranche Period” means a period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days, (ii) for a Eurodollar Tranche shall not exceed 180 days, and (iii) for a Prime Tranche shall not be less than 2 days and shall not exceed 30 days.

“Transaction Documents” means this Agreement, the Fee Letter, the Indemnity Agreement, the Pricing Letter, the Purchase Agreement, the Subordination Agreement, the Subordinated Note, the Transfer Agreement and all other documents, instruments and agreements executed or furnished in connection herewith or therewith.

“Transfer Agreement” means the Windmill Transfer Agreement dated April 5, 2005 between Windmill, The Royal Bank of Scotland plc, in its capacity as the Windmill Agent, Windmill’s Letter of Credit Provider and a Liquidity Provider and the Other Persons who become Liquidity Providers thereunder.

“Transfer Supplement” is defined in Section 9.8.

“Turnover Ratio” means, with respect to any calendar month, an amount, expressed in days, obtained by multiplying (a) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of the Receivables on the first day of such calendar month and (ii) the denominator of which is equal to Collections on the Receivables during such calendar month multiplied by (b) 30.

“Unbilled Receivable” means any amount the Seller treats as a Receivable that has not been billed to an Obligor.

“UCC” means, for any state, the Uniform Commercial Code as in effect in such state.

“USA” means the United States of America (including all states and political subdivisions thereof).

“Unused Commitment” means, for any Liquidity Provider at any time, the difference between its Commitment and its Investment then outstanding.

“Unused Aggregate Commitment” means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Matured Aggregate Investment.

“Weekly Report” means a report containing the information described on Exhibit C-2 (with such modifications or additional information as requested by the Agent or Instructing Group).

“Weekly Reporting Event” means that the long term, unsecured, non-third party credit enhanced senior indebtedness of the Originator is rated (1) BB+ or lower by S&P and Ba1 or lower by Moody’s or (2) Ba2 by Moody’s or BB by S&P.

“Windmill” is defined in the first paragraph hereof.

“Windmill Funding Source” means any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for Windmill.

“Windmill Settlement” is defined in the Transfer Agreement.

“Windmill Termination Date” means the earliest of (a) the Business Day designated by Windmill at any time to the Seller and (b) the Liquidity Termination Date.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.  Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.

SCHEDULE II

LIQUIDITY PROVIDERS AND COMMITMENTS OF LIQUIDITY PROVIDERS

Name of Liquidity Provider                                                 Commitment

The Royal Bank of Scotland plc                                        51,000,000

SCHEDULE III

PENDING LITIGATION

As of March 31, 2009 and December 31, 2008, Indianapolis Power & Light Company (“IPL”) was a defendant in approximately 114 pending lawsuits alleging personal injury or wrongful death stemming from exposure to asbestos and asbestos containing products formerly located in IPL power plants. IPL has been named as a “premises defendant” in that IPL did not mine, manufacture, distribute or install asbestos or asbestos containing products. These suits have been brought on behalf of persons who worked for contractors or subcontractors hired by IPL. IPL has insurance which may cover some portions of these claims; currently, these cases are being defended by counsel retained by various insurers who wrote policies applicable to the period of time during which much of the exposure has been alleged.

It is possible that a material additional loss with regard to the asbestos lawsuits could be incurred. At this time, an estimate of additional loss cannot be made. IPL has settled a number of asbestos related lawsuits for amounts which, individually and in the aggregate, were not material to IPL’s results of operations, financial condition or cash flows. Historically, settlements paid on IPL’s behalf have been comprised of proceeds from one or more insurers along with comparatively smaller contributions by IPL. We are unable to estimate the number of, the effect of, or losses or range of loss which are reasonably possible from the pending lawsuits or any additional asbestos suits. Furthermore, we are unable to estimate the portion of a settlement amount, if any, that may be paid from any insurance coverage for any known or unknown claims. Accordingly, there is no assurance that the pending or any additional suits will not have a material adverse effect on IPL’s results of operations, financial condition or cash flows.

In November 2007, the International Brotherhood of Electrical Workers, Local Union No. 1395, and sixteen individual retirees, (the “Complainants”), filed a complaint at the IURC seeking enforcement of their interpretation of the 1995 final order and associated settlement agreement resolving IPL’s basic rate case. The Complainants requested that the IURC conduct an investigation of IPL’s failure to fund the Voluntary Employee Beneficiary Association Trust, at a level of approximately $19 million per year. The VEBA Trust was spun off to an independent trustee in 2001. The complaint sought an IURC order requiring IPL to make contributions to place the VEBA Trust in the financial position in which allegedly it would have been had IPL not ceased making annual contributions to the VEBA Trust after its spin off. The Complaint also sought an IURC order requiring IPL to resume making annual contributions to the VEBA Trust. IPL filed a motion to dismiss and both parties sought summary judgment in the IURC proceeding. On May 13, 2009, the IURC issued an order granting summary judgment in favor of IPL.  On June 2, 2009, Complainants filed a Notice of Appeal with the IURC to provide notice that an appeal of the IURC’s May 13, 2009 Order will be taken to the Indiana Court of Appeals.

In addition, IPL is involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management believes that the final outcome will not have a material adverse effect on IPL’s results of operations, financial condition or cash flows.

EXHIBIT A
TO
SECOND AMENDED AND RESTATED
RECEIVABLES SALE AGREEMENT

FORM OF INCREMENTAL PURCHASE REQUEST

______________, 200_

The Royal Bank of Scotland plc, as Agent
540 West Madison Street
Chicago, Illinois 60661
Attn: Purchaser Agent-Windmill

Re: Second Amended and Restated Receivables Sale Agreement
       dated as of June 25, 2009 (as amended, the “Sale Agreement”)
       among IPL Funding Corporation, as Seller,
       The Royal Bank of Scotland plc, as Agent, and the Purchasers thereunder

Ladies and Gentlemen:

The undersigned Seller under the above-referenced Sale Agreement hereby confirms its has requested an Incremental Purchase of $___________ by Windmill under the Sale Agreement.  [In the event Windmill is unable or unwilling to make the requested Incremental Purchase, the Seller hereby requests an Incremental Purchase of $___________ by the Liquidity Providers under the Sale Agreement at the [Eurodollar Rate with a Tranche Period of _____ months.] [Prime Rate]].

Attached hereto as Schedule I is information relating to the proposed Incremental Purchase required by the Sale Agreement.  If on the date of this Incremental Purchase Request (“Notice”), an Interim Liquidation is in effect, this Notice revokes our request for such Interim Liquidation so that Reinvestment Purchases shall immediately commence in accordance with Section 1.1(d) of the Sale Agreement.

The Seller hereby certifies that both before and after giving effect to [each of] the proposed Incremental Purchase[s] contemplated hereby and the use of the proceeds therefrom, all of the requirements of Section 7.2 of the Sale Agreement have been satisfied.

Very truly yours,

IPL FUNDING CORPORATION

By____________________________________
Title___________________________________

SCHEDULE I
TO
INCREMENTAL PURCHASE REQUESTS

SUMMARY OF INFORMATION RELATING TO PROPOSED SALE(S)

1.         Dates, Amounts, Purchaser(s), Proposed Tranche Periods

A1	Date of Notice

A2	Measurement Date (the last Business Day of the preceding calendar month or the preceding Business Day, as applicable)

A3	Proposed Purchase Dates (each of which is a Business Day)

A4	Respective Proposed Incremental Purchase on each such Purchase Date	$	$	$	$
	(each Incremental Purchase must be in a minimum amount of $1,000,000 and multiples thereof, or, if less, an amount equal to the Maximum Incremental Purchase Amount)	(A4A)	(A4B)	(A4C)	(A4D)

A5	Proposed Allocation among Purchasers

	Windmill	$	$	$	$

	Liquidity Providers	$	$	$	$

A6	Tranche Period and, for Committed Purchasers, Tranche Rate(s)

Starting Date
Ending Date
Number of Days
Prime or Eurodollar (for Committed Purchasers only)

Each proposed Purchase Date must be a Business Day and must occur no later than two weeks after the Measurement Date set forth above.  The choice of Measurement Date is a risk undertaken by the Seller.  If a selected Measurement Date is not the applicable Purchase Date, the Seller’s choice and disclosure of such date shall not in any manner diminish or waive the obligation of the Seller to assure the Purchasers that, after giving effect to the proposed Purchase, the actual Sold Interest as of the date of such proposed Purchase does not exceed 100%.

EXHIBIT B
TO
SECOND AMENDED AND RESTATED
RECEIVABLES SALE AGREEMENT

FORM OF NOTIFICATION OF ASSIGNMENT TO WINDMILL
FROM THE LIQUIDITY PROVIDERS

______________, 200_

IPL Funding Corporation
One Monument Circle
Suite 747
Indianapolis, Indiana 46204

The Royal Bank of Scotland plc, as Agent
540 West Madison Street
Chicago, Illinois 60661
Attn: Windmill

[Insert Name and Address of each
      Liquidity Provider]

Re: Second Amended and Restated Receivables Sale Agreement
       dated as of June 25, 2009 (as amended, the “Sale Agreement”)
       among IPL Funding Corporation, as Seller,
       The Royal Bank of Scotland plc, as Agent, and the Purchasers thereunder

Ladies and Gentlemen:

The Agent under the above-referenced Sale Agreement hereby notifies each of you that Windmill has notified the Agent pursuant to Section 2.2 of the Sale Agreement that it will purchase from the Liquidity Providers on ____________ (the “Purchase Date”) that portion of the Liquidity Providers’ Investments identified on Schedule I hereto (the “Assigned Interest”).  As further provided in Section 2.2 of the Sale Agreement, upon payment by Windmill to the Agent of the purchase price of such Investments described on Schedule I hereto, effective as of the Purchase Date the assignment by the Liquidity Providers to Windmill of the Assigned Interest shall be complete and all payments thereon under the Sale Agreement shall be made to Windmill.

In accordance with the Sale Agreement, each Liquidity Provider’s acceptance of the portion Purchase Price payable to it described on Schedule I hereto constitutes its representation and warranty that it is the legal and beneficial owner of the portion of the Assigned Interest related to its Purchase Interest identified on Schedule I free and clear of any Adverse Claim created or granted by it and that on the Purchase Date it is not subject to any Bankruptcy Event.

Very truly yours,

THE ROYAL BANK OF SCOTLAND PLC, as Agent

By:      RBS Securities Inc., as agent

By:____________________________________
   Name:_______________________________
   Title:_________________________________

Address: c/o ABN AMRO Bank N.V.
                540 West Madison Street
                27th Floor
                Chicago, Illinois 60661
                Attention: Agent
                Telephone: (312) 338-3491

SCHEDULE I
TO
NOTIFICATION OF ASSIGNMENT

Dated ___________, 200_

I.	Amount of Liquidity Provider Investment Assigned: $____________

II.	Information for each Liquidity Provider.

	PURCHASER	PURCHASE INTEREST	PURCHASE PRICE*

III.	Information for Seller.

Aggregate amounts of Purchase Price in excess of amount of Investment assigned: $_______________.

*calculated in accordance with Section 2.2.

EXHIBIT C-1

SEE ATTACHED

EXHIBIT C-2

FORM OF WEEKLY REPORT

SEE ATTACHED

EXHIBIT C-3

FORM OF DAILY REPORT

SEE ATTACHED

EXHIBIT D

ADDRESSES AND NAMES OF SELLER AND ORIGINATOR

1.         Locations.  (a) The chief executive office of the Seller and the Originator are located at the following address:

One Monument Circle
Indianapolis, Indiana 46204

No such address was different at any time since January 1, 1996

(b)        The following are all the locations where the Seller and the Originator directly or through its agents maintain any Records

Same as (a) above

2.         Names.  The following is a list of all names (including trade names or similar appellations) used by the Seller and the Originator or any of its divisions or other business units:

Indianapolis Power & Light Company
IPL Funding Corporation
IPL

EXHIBIT E

SUBSIDIARIES

None

EXHIBIT F
TO
SECOND AMENDED AND RESTATED
RECEIVABLES SALE AGREEMENT

FORM OF DEPOSIT ACCOUNT LETTER

[Name of Deposit Bank]

Ladies and Gentlemen:

Reference is made to deposit account number _______________ in ____________ maintained with you (the “Account”), in the name of Indianapolis Power & Light Company (the “Originator”).  The Seller hereby confirms it has sold all Receivables (as defined below) to IPL Funding Corporation (the “Seller”).

In connection with the Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009 (as amended, supplemented or otherwise modified from time to time, the “Receivables Sale Agreement”), among the Seller, Windmill Funding Corporation (“Windmill”), the liquidity providers from time to time party thereto (collectively, the “Liquidity Providers”), and The Royal Bank of Scotland plc, as agent (the “Agent”) for Windmill and the Liquidity Providers (collectively, the “Purchasers”), the Seller has assigned to the Agent for the benefit of the Purchasers an undivided percentage interest in the accounts, chattel paper, instruments or general intangibles (collectively, the “Receivables”) under which payments are or may hereafter be made to the Account, and has granted to the Agent for the benefit of the Purchasers a security interest in its retained interest in such Receivables.  As is the customary practice in this type of transaction, we hereby request that you execute this letter agreement.  All references herein to “we” and “us” refer to the Originator and the Seller, jointly and severally.  Your execution hereof is a condition precedent to our continued maintenance of the Account with you.

By this letter agreement the Originator irrevocably transfers exclusive ownership and control of its Account to the Seller and the Seller irrevocably transfers exclusive dominion and control of the Account acquired hereby to the Agent for the benefit of the Purchasers, subject only to the condition subsequent that the Agent has given you notice that a Lock-Box Event has occurred and is continuing under the Receivables Sale Agreement and of its election to assume such dominion and control, which notice must be in substantially the form attached hereto as Annex A (the “Agent’s Notice”).  The Originator acknowledges and agrees that the Seller is transferring to the Agent the rights, title and interests transferred by the Originator to the Seller as provided above, and each of the Originator and the Seller agrees to cooperate fully with the Agent and its agents and representatives in the exercise of such rights.

At all times prior to the receipt of the Agent’s Notice described above, all payments to be made by you out of, or in connection with the Account, are to be made in accordance with the instructions of the Seller or its agent.

We hereby irrevocably instruct you, at all times from and after the date of your receipt of the Agent’s Notice as described above, to make all payments to be made by you out of, or in connection with, the Account directly to the Agent, at its address set forth below its signature hereto or as the Agent otherwise notifies you, or otherwise in accordance with the instructions of the Agent.

We also hereby notify you that, at all times from and after the date of your receipt of the Agent’s Notice as described above, the Agent will be irrevocably entitled to exercise in our place and stead any and all rights in connection with the Account, including, without limitation, (a) the right to specify when payments are to be made out of, or in connection with, the Account and (b) the right to require preparation of duplicate monthly bank statements on the Account for the Agent’s audit purposes and mailing of such statements directly to an address specified by the Agent.  At all times from and after the date of your receipt of the Agent’s Notice, neither we nor any of our affiliates may be given any access to the Account.

The Agent’s Notice may be personally served or sent by telex, facsimile or U.S. mail, certified return receipt requested, to the address, telex or facsimile number set forth under your signature to this letter agreement (or to such other address, telex or facsimile number as to which you notify the Agent in writing).  If the Agent’s Notice is given by telex or facsimile, it will be deemed to have been received when the Agent’s Notice is sent and the answerback is received (in the case of telex) or receipt is confirmed by telephone or other electronic means (in the case of facsimile).  All other notices will be deemed to have been received when actually received or, in the case of personal delivery, delivered.

By executing this letter agreement, you acknowledge the existence of the Agent’s right to dominion and control of the Account and its ownership of and security interest in the amounts from time to time on deposit therein and agree that from the date hereof the Account shall be maintained by you for the benefit of, and amounts from time to time therein held by you as agent for, the Agent on the terms provided herein.  The Account is to be entitled “IPL Funding Corporation and The Royal Bank of Scotland plc, as Agent for the Purchasers”.  Except as otherwise provided in this letter agreement, payments to the Account are to be processed in accordance with the standard procedures currently in effect.  All service charges and fees in connection with the Account shall continue to be payable by us under the arrangements currently in effect.

By executing this letter agreement, you (a) irrevocably waive and agree not to assert, claim or endeavor to exercise, (b) irrevocably bar and estop yourself from asserting, claiming or exercising and (c) acknowledge that you have not heretofore received a notice, writ, order or other form of legal process from any other party asserting, claiming or exercising, any right of set-off, banker’s lien or other purported form of claim with respect to the accounts or any funds from time to time therein.  Except for your right to payment of your service charge and fees and to make deductions for returned items, you have no rights in the Account or funds therein, except deductions for service charges, fees and returned or misplaced items.  To the extent you may ever have any additional rights, you hereby expressly subordinate all such rights to all rights of the Agent.

You may terminate this letter agreement by canceling the Account maintained with you, which cancellation and termination will become effective only upon sixty (60) days prior written notice thereof from you to the Agent in the absence of fraud or abuse.  Incoming mail addressed to the Account (including, without limitation, any direct funds transfer to the Account) received after such cancellation will be forwarded in accordance with the Agent’s instructions.  This letter agreement may also be terminated upon written notice to you by the Agent stating that the Receivables Sale Agreement is no longer in effect.  Except as otherwise provided in this paragraph, this letter agreement may not be terminated without the prior written consent of the Agent.

This letter agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be altered, modified or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by you, us and the Agent of a written instrument so providing.  The terms and conditions of any agreement between us and you (a “Deposit Account Service Agreement”) (whether now existing or executed hereafter) with respect to the deposit account arrangements, to the extent not inconsistent with this letter agreement, will remain in effect between you and us.  In the event that any provision in this letter agreement is in conflict with, or inconsistent with, any provision of any such Deposit Account Service Agreement, this letter agreement will exclusively govern and control.  Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.

In the event either the Originator or the Seller become subject to a voluntary or involuntary proceeding under the United States Bankruptcy Code, or if you are otherwise served with legal process which you in good faith believe affects funds in the Account you may suspend disbursements from the Account otherwise required by the terms hereof until such time as you receive an appropriate court order or other assurances satisfactory to you establishing that the funds may continue to be disbursed according to the instructions contained in this Deposit Account Letter.

THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER ARE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.  This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

Please indicate your agreement to the terms of this letter agreement by signing in the space provided below.  This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

Very truly yours,

INDIANAPOLIS POWER & LIGHT COMPANY

By:____________________________________
   Name:_______________________________
   Title:_________________________________

IPL FUNDING CORPORATION

By:____________________________________
   Name:_______________________________
   Title:_________________________________

Accepted and confirmed as of
the date first written above:

THE ROYAL BANK OF SCOTLAND PLC, as the
      Agent and as the Liquidity Provider

By: RBS SECURITIES INC., as agent

By:____________________________________
   Name:_______________________________
   Title:_________________________________

Address: c/o ABN AMRO Bank N.V.
                 540 West Madison Street
                 27th Floor
                 Chicago, Illinois 60661
                 Attention: Agent
                 Telephone: (312) 338-3491
                 Telecopy: (312) 338-0140

Acknowledged and agreed to as of the date first written above:

[NAME OF BANK]

By:____________________________________
   Title:_______________________________

Address of notice:
            ____________________________________
            ____________________________________
            ____________________________________

ANNEX A TO
DEPOSIT ACCOUNT LETTER

[Name of Deposit Bank]

          Re: IPL Funding Corporation
                Deposit Account Number ____________

Ladies and Gentlemen:

Reference is made to the letter agreement dated _________________ (the “Letter Agreement”) among Indianapolis Power & Light Company, IPL Funding Corporation, the undersigned, as Agent, and you concerning the above-described deposit account (the “Account”).  We hereby give you notice that a Lock-Box Event has occurred and is continuing under the Receivables Sale Agreement (as defined in the Letter Agreement) and of our assumption of dominion and control of the Account as provided in the Letter Agreement.

We hereby instruct you not to permit any other party to have access to the Account and to make all payments to be made by you out of or in connection with the Account directly to the undersigned upon our instructions, at our address set forth above.

Very truly yours,

THE ROYAL BANK OF SCOTLAND PLC, as the
Agent and as the Liquidity Provider

By:      RBS SECURITIES INC., as agent

By:____________________________________
   Name:_______________________________
   Title:_________________________________

Address: c/o ABN AMRO Bank N.V.
                540 West Madison Street
                27th Floor
                Chicago, Illinois 60661
                Attention: Agent
                Telephone: (312) 338-3491
                Telecopy: (312) 338-0140

cc:        IPL Funding Corporation

EXHIBIT G
TO
SECOND AMENDED AND RESTATED
RECEIVABLES SALE AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

To: The Royal Bank of Scotland plc, as Agent, and
         each Purchaser

This Compliance Certificate is furnished pursuant to Section 5.1(a)(iii) of the Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009 (as amended, supplemented or otherwise modified through the date hereof, the “Sale Agreement”), among IPL Funding Corporation (the “Seller”), the liquidity providers from time to time party thereto (collectively, the “Liquidity Providers”), Windmill Funding Corporation (“Windmill” and together with the Liquidity Providers and Windmill, the “Purchaser”), and The Royal Bank of Scotland plc as agent for the Purchaser (in such capacity, the “Agent”).  Terms used in this Compliance Certificate and not otherwise defined herein shall have the respective meanings ascribed thereto in the Sale Agreement.

THE UNDERSIGNED HEREBY REPRESENTS, WARRANTS, CERTIFIES AND CONFIRMS THAT:

1. The undersigned is a duly elected Designated Financial Officer of the undersigned.

2.      Attached hereto is a copy of the financial statements described in Section 5.1(a)(i) or 5.1(a)(ii) of the Sale Agreement.

3.      The undersigned has reviewed the terms of the Transaction Documents and has made, or caused to be made under his/her supervision, a detailed review of the transactions and the conditions of the Seller and the Originator during and at the end of the accounting period covered by the attached financial statements.

4.      The examinations described in paragraph 3 hereof did not disclose, and the undersigned has no knowledge of, the existence of any condition or event which constitutes a Potential Termination Event, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below.

5.      Based on the examinations described in paragraph 3 hereof, the undersigned confirms that the representations and warranties contained in Article IV of the Sale Agreement are true and correct as though made on the date hereof, except as set forth below.

Described below are the exceptions, if any, to paragraphs 4 and 5 listing, in detail, the nature of the condition or event, the period during which it has existed and the action the undersigned has taken, is taking or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ____ day of ___________, 20__.

[NAME OF SELLER or Originator]

By:____________________________________
   Designated Financial Officer

EXHIBIT H

CREDIT AND COLLECTION POLICY

SEE ATTACHED

EXHIBIT I

FORM OF POSTAL DIRECTION LETTER

[IPL Funding Corporation Letterhead]

[Date]

United States Postal Service
[Address]

Attention:____________________
Facsimile Number:_____________

Re:               Post Office Box Number:  [__________] (the “P.O. Box”).

Ladies and Gentlemen:

We hereby notify you that we have assigned all of our rights, titles and interests, including, without limitation, all of our rights to control the P.O. Box and/or remove any or all of the items from the P.O. Box to ___________ and its successors and designees pursuant to that certain Second Amended and Restated Receivables Sale Agreement dated as of June 25, 2009 (the “Sale Agreement”), by and among IPL Funding Corporation, as Seller, Windmill Funding Corporation, the liquidity providers from time to time party thereto and the Attorney, as agent.  From the date hereof, immediately upon the receipt of any item in the P.O. Box, please forward all such items to the following address:

We appreciate your cooperation in this matter.

Very truly yours,

IPL FUNDING CORPORATION

By:____________________________________
   Name:_______________________________
   Title:_________________________________

EXHIBIT J

FORM OF POSTAL POWER OF ATTORNEY

This Power of Attorney is executed and delivered by [Seller][Originator] (the “Company”), to The Royal Bank of Scotland plc, as Agent (hereinafter referred to as “Attorney”) with respect to post office box number ___________ (the “P.O. Box”), located within the United States Post Office at [street address] in the [city/town] of ___________, in the State of ___________, currently leased and/or controlled by the Company pursuant to that certain Second Amended and Restated Receivables Sale Agreement dated as of June 25, 2009 (the “Sale Agreement”), by and among IPL Funding Corporation, as seller, Windmill Funding Corporation, the liquidity providers from time to time party thereto and the Attorney, as agent.  No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from the Company as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and the Company irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney.  The power of attorney granted hereby is coupled with an interest and may not be revoked or cancelled by the Company until the all outstanding amounts under the Sale Agreement have been indefeasibly paid in full and Attorney has provided its written consent thereto.

The Company hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, and hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, to do the following:  (a) to assume all of the Company’s rights, titles and interests to the P.O. Box, including, without limitation, all of the Company’s rights to control the P.O. Box and/or remove any or all of the items from the P.O. Box; (b) to direct that all items sent to or held in the P.O. Box be forwarded to Attorney at the address specified by Attorney on the applicable United States Postal Service form and (c) to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish any of the foregoing.  The Company hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

[Remainder of page intentionally blank]

In Witness Whereof, this Power of Attorney is executed by the Company, and the Company has caused its seal to be affixed pursuant to the authority of its board of directors this ___th day of __________, 200__.

[NAME OF SELLER] [ORIGINATOR]

Attest:__________________________________

By:____________________________________
   Name:_______________________________
   Title:_________________________________

EXHIBIT K

LIST OF COLLECTION ACCOUNTS AND POST-OFFICE BOXES

COLLECTION ACCOUNTS

National City Bank/PNC Bank                   A/C 501919991

Huntington National Bank                          A/C 1400681219

Fifth Third Bank                                             A/C 7652540944

POST-OFFICE BOX

P.O. Box 110
Indianapolis, Indiana 46206